                                                                    Exhibit 4.99

                            SHARE PURCHASE AGREEMENT

             THIS share purchase AGREEMENT made as of May 31, 2002.

A M O N G:

                           API ELECTRONICS GROUP INC., an Ontario corporation, with a business address located at 1400-505 University Ave., Toronto, Ontario M5G 1X3

                           (the "Purchaser")

- and -

                           PHILIP WALTER WHITE, ROSE MARY WHITE, CORANNE ADELE WHITE, JANE MURPHY, DOREEN WHITE, DEREK WHITE, individuals residing in the Province of Ontario, GILLIAN PERSHAW, an individual residing in the Province of British Columbia, BRIAN KENNETH WHITE, an individual residing in the State of Georgia, and EDNA GRACE TREPANNIER, an individual residing in the State of Florida

                           (each a "Vendor" and collectively, the "Vendors")

- and -

                           FILTRAN INC., a New York corporation, with a business address located at 102 Ford Street, Building 5A, Ogdensburgh, New York, U.S.A. 13669 ("Filtran USA"),

                           FILTRAN LIMITED, an Ontario corporation, with a business address located at 229 Colonnade Road South, Ottawa, Ontario ("Filtran Canada"),

                           CANADIAN DATAPLEX LTD., a Canadian corporation, with a business address located at 5-155 Terence Matthews Crescent, Kanata, Ontario K2M 2A8 ("CDL"), and

                           TACTRON COMMUNICATIONS (CANADA) LIMITED, an Ontario corporation, with a business address located at 3 Eleanor Drive, Ottawa, Ontario K2E 7K3 ("TCCL"),

                           (each a "Filtran Entity" and collectively, the "Filtran Group")

BACKGROUND:

                  A. The Vendors are the registered holders of record and beneficial owners of all the issued and outstanding shares in the capital of each Filtran Entity (other than Filtran Canada which is wholly owned by TCCL) in the proportions set out below:

                   -----------------------------------------------------------------------------------------------
                                                             FILTRAN USA
                   -----------------------------------------------------------------------------------------------
                                                                  COMMON SHARES          PREFERRED/SPECIAL SHARES
                   --------------------------------------    ------------------------    -------------------------
                   Rose Mary White                                                  8                          Nil
                   --------------------------------------    ------------------------    -------------------------
                   Philip Walter White                                             42                          Nil
                   --------------------------------------    ------------------------    -------------------------
                   Brian Kenneth White                                             20                          Nil
                   --------------------------------------    ------------------------    -------------------------
                   Coranne Adele White                                             10                          Nil
                   --------------------------------------    ------------------------    -------------------------
                   Edna Grace Trepannier                                           20                          Nil
                   --------------------------------------    ------------------------    -------------------------
                   Total                                                          100                          Nil
                   --------------------------------------    ------------------------    -------------------------

                   -----------------------------------------------------------------------------------------------
                                                            FILTRAN CANADA
                   -----------------------------------------------------------------------------------------------
                                                                   Common Shares           Preferred/Special Shares
                   --------------------------------------    ------------------------    -------------------------
                   Tactron Communications (Canada)                              1,000                          Nil
                   Limited
                   --------------------------------------    ------------------------    -------------------------

                                                                         CDL
                   --------------------------------------    -----------------------------------------------------
                                                                    COMMON SHARES             SPECIAL SHARES
                   --------------------------------------    ------------------------    -------------------------

                   Jane Murphy                                                 90,000                          Nil
                   --------------------------------------    ------------------------    -------------------------
                   Rose Mary White                                                Nil                        7,500
                   --------------------------------------    ------------------------    -------------------------
                   Philip Walter White                                            Nil                       45,000
                   --------------------------------------    ------------------------    -------------------------
                   Total                                                       90,000                       52,500
                   --------------------------------------    ------------------------    -------------------------

                   -----------------------------------------------------------------------------------------------
                                                                      TCCL
                   --------------------------------------    ------------------------    -------------------------
                                                                  COMMON SHARES               PREFERRED SHARES
                   --------------------------------------    ------------------------    -------------------------
                   Doreen White                                                 2,824                          Nil
                   --------------------------------------    ------------------------    -------------------------
                   Derek White                                                  1,925                          Nil
                   --------------------------------------    ------------------------    -------------------------
                   Gillian Pershaw                                              1,541                          Nil
                   --------------------------------------    ------------------------    -------------------------

                                       -3-

                   -----------------------------------------------------------------------------------------------
                   Philip Walter White                                          1,161                       28,200
                   --------------------------------------    ------------------------    -------------------------
                   Coranne Adele White                                          1,198                          Nil
                   --------------------------------------    ------------------------    -------------------------
                    Rose Mary White                                               752                          Nil
                   --------------------------------------    ------------------------    -------------------------
                   Total                                                        9,401                       28,200
                   --------------------------------------    ------------------------    -------------------------

B. The Vendors wish to sell and the Purchaser wishes to purchase all of the issued and outstanding shares in the capital of the Filtran Group, upon and subject to the terms and conditions set out in this Agreement; and

C. The Vendors wish, and the Principal accepts, the appointment of the Principal as attorney on behalf of each Vendor, to act and do all such things as the Principal sees fit to give effect to this Agreement as well as the transactions described herein, including, but not limited to, the negotiation, execution and delivery of all agreements, certificates and documents ancillary to this Agreement.


                   IN CONSIDERATION OF the mutual covenants and agreements herein contained and for other good and valuable consideration, the receipt and sufficiency of which each party hereto hereby acknowledges, the parties hereto agree with each other as follows:

                                    ARTICLE I
                                 INTERPRETATION

1.1 Definitions - Whenever used in this Agreement, unless there is something in the subject matter or context inconsistent therewith, the following words and terms will have the respective meanings ascribed to them as follows:

         (a) "Adjustments" means a dollar for dollar reduction to the Purchase Price equal to: (i) the amount that the Liabilities set out in the Final Balance Sheet exceeds the Liabilities set out in the Interim Balance Sheet, save for any increase in Liabilities due to those Liabilities incurred in the ordinary and usual course of business since the date of the Interim Balance Sheet; (ii) any Liability that may arise relating to the failure of the Principal to satisfy any Excluded Liability or any Claim made against the Purchaser or any Filtran Entity for any Excluded Liability after Closing;
                   (iii) the final amount of any Claim after any resolution in respect thereof has been resolved subject to the Adjustment Escrow) made by the Purchaser or any Filtran Entity pursuant to the indemnity provisions of Article X of this Agreement; and (iv) any Liability that may arise or Claim made against the Purchaser or any Filtran Entity relating to Taxes arising as a result of the sale of any of the Purchased Shares by the Vendors that are non-residents of Canada, any such Adjustment to be realized by way of set-off against any amounts payable under the Promissory Note;

         (b)       "Adjustment Escrow" means the escrow procedures set forth in
                   Article XII of this Agreement;

         (c) "Agreement" means this Share Purchase Agreement and all instruments supplemental hereto or in amendment or confirmation hereof; "hereof", "hereto", and "hereunder" and similar expressions mean and refer to this Agreement and not to any particular Article or Section; "Article", "Section", "paragraph" or "clause" means and refers to the specified article, section, paragraph or clause of this Agreement;

         (d) "Assets" includes any and all of the property, undertaking and assets of the Filtran Group and each Filtran Entity as a going concern including the assets used by each of them in the conduct of the Business and includes the Real Property, the Contracts, the Intellectual Property, the Inventories, the Licences and Permits, the Personal Property, the Receivables, the Rights and Benefits, the Prepaid Amounts, the Books and Records, and all goodwill, including, without limitation, the assets and properties described in the Financial Statements;

         (e) "Balance Sheet" means the balance sheets of each Filtran Entity which form part of the Financial Statements;

         (f) "Books and Records" means the minute books, financial information and data, financial records and reports, statements, books, records, files, papers, customer and lists, plans, drawings, design approvals, engineering information, photographs, videos, films, manuals, data, sales and advertising materials, correspondence, trade and association files and research and development records relating to the Business, the Assets, each Filtran Entity and the Purchased Shares;

         (g) "Business" means the business presently and heretofore carried on by the Filtran Group and each Filtran Entity consisting of the production and global supply of electronic equipment, including the operation of the manufacturing plants, facilities and offices of Filtran USA, Filtran Canada, CDL and TCCL referred to in the cover page of this Agreement;

         (h) "Business Day" means any day other than a Saturday, Sunday or any other day that is not a statutory holiday in the Province of Ontario;

         (i) "Claims" has the meaning ascribed thereto in Section 10.1 of this Agreement;

         (j) "Closing" means the completion of the sale and purchase of the Purchased Shares (as defined below) hereunder by the transfer and delivery of documents of title thereto and the payment of the Purchase Price (as defined below) therefore as contemplated herein;

         (k) "Closing Date" means May 31, 2002, or such other date as the parties hereto may agree as to the date upon which the Closing will take place;

         (l) "Closing Time" means 10:00 o'clock in the forenoon on the Closing Date or such other time on the Closing Date as the parties hereto may agree as to the time on the Closing Date which the Closing will take place;

         (m) "Collateral Mortgage" means that certain collateral mortgage in favour of the Principal to be registered on title to the Real Property situate in Ontario only, subject to the existing Encumbrances, to secure payment of the Promissory Note, in the form of mortgage attached hereto as Schedule 1.1(m);

         (n) "Condition of the Business" means the condition (financial or otherwise) of the Business taken as a whole having regard to its earnings, assets, liabilities, properties, operations and prospects, but excluding prospects as they relate to general market conditions;

         (o) "Contracts" means all rights and interests of each Filtran Entity in all existing, pending and executory contracts to which any Filtran Entity is a party or by which each Filtran Entity or their respective Assets are bound, in each case relating to the Business and disclosed to the Purchaser and, if not included in another Schedule of this Agreement, included in Schedule 1.1(o) attached hereto;

         (p) "Deposit" means the payment previously made by the Purchaser to the Principal of $25,000 under the terms of the Letter of Intent (as defined below), being a non-refundable deposit made in consideration of the Vendors agreeing to suspend all negotiations with all potential purchasers of the Filtran Group until July 1, 2002;

         (q)       "Effective Date" means the date first written above;

         (r) "Encumbrance" means any and all liens, mortgages, charges, hypothecs, pledges, security interests, prior assignments, options, warrants, leases, subleases, rights to possession or other encumbrances, and claims, rights, restrictions and other interests of any nature and kind whatsoever or howsoever arising, whether direct or indirect, fixed, floating, contingent, absolute or otherwise which affect, by way of a conflicting ownership interest or otherwise, directly or indirectly, title to any particular property or asset including, without limitation, the Assets and the Purchased Shares;

         (s) "Environmental Laws" means any law, by-law, order, ordinance, ruling, regulation, direction or guideline of any applicable federal, provincial or municipal government or governmental department, agency or regulatory authority or any court of competent jurisdiction relating to environmental matters or regulating the import, manufacture, storage, distribution, labelling, sale, use, handling, transport or disposal of hazardous substances including, but not limited to, the Environmental Protection Act (Ontario) and similar or equivalent legislation of each jurisdiction in which the Business is carried on or in which any Asset is located;

         (t) "Environmental Permits" includes all permits, certificates, approvals, consents, registrations and licences issued or required by any Environmental Law or any court or governmental authority and relating to or required for the ownership or operation of the Business or the Assets;

         (u) "Excluded Liabilities" means all Liabilities of each Filtran Entity, the Purchased Shares, the Assets and the Business relating to the period prior to and which exist at Closing or relate to the period prior to Closing including, without limitation, those that consist of:

                   (i) Liabilities in respect of income and other Taxes and governmental charges and assessments and all penalties and interest related thereto, whether federal, provincial, state or municipal levied or incurred, owing or exigible in respect of the period up to and including the Closing Date which, for greater certainty, shall not include Taxes arising since August 31, 2001 in the ordinary and usual course of business;

                   (ii) brokerage and other fees in respect of transactions occurring prior to Closing or in connection with this Agreement (other than any such fees paid by the Vendors) and the transactions contemplated by it, save and except those arising as a result of the action or conduct of the Purchaser;

                   (iii) all Liabilities in respect of employees of each Filtran Entity up to and including Closing, or resulting from their termination on or before Closing, except for those employees terminated by the Purchaser or a Filtran Entity on or after Closing;

                   (iv) Liabilities relating to any and all litigation or legal proceedings pending at the Closing Date or arising directly or indirectly out of activities first occurring prior to Closing; and

                   (v) those specific Liabilities as set out in Schedule 1.1(u) attached hereto,

                   but not including Liabilities (other than those set out in (v) above) that are expressly set out in the Interim Balance Sheet or are incurred in the ordinary and normal course of business after the date of the Interim Balance Sheet and before the Closing Date and are reflected in the Final Balance Sheet, or are subject to an Adjustment as a credit to the Purchaser on Closing;

         (v)       "Filtran Accountants" means Connelly & Koshy, Chartered
                   Accountants;

         (w) "Filtran Entity" means each of Filtran USA, Filtran Canada, CDL, TCCL and any one of them;

         (x) "Filtran Group" means collectively Filtran USA, Filtran Canada, CDL and TCCL and any combination of them;

         (y) "Final Balance Sheet" means the unaudited management prepared balance sheets for each Filtran Entity and for the Filtran Group on a consolidated basis prepared in accordance with GAAP and in form and substance satisfactory to the Purchaser and Principal and their respective auditors, all acting reasonably, as at the Closing

                   Date (including all related trial balances) to be completed and delivered within 30 days of Closing;

         (z) "Financial Statements" means the individual audited financial statements of Filtran USA and Filtran Canada for the fiscal year ended August 31, 2001, the individual unaudited review engagement financial statements of CDL for the fiscal year ended August 31, 2001 and the individual unaudited review engagement financial statements of TCCL for the fiscal year ended June 30, 2001, in all cases consisting of a balance sheet and the statements of income retained earnings and source and application of funds and all notes thereto for each Filtran Entity, prepared in accordance with GAAP and reported upon by the Filtran Accountants, copies of which are annexed hereto as Schedule 4.1(i);

         (aa) "GAAP" means Canadian generally accepted accounting principles applied on a basis consistent with prior years;

         (bb) "GSA" means that certain guarantee and general security agreement of each Filtran Entity in favour of the Principal in respect of the Assets, subject to any existing Encumbrances, to secure payment of one-half (1/2) of the principal amount of the Promissory Note, subject to Adjustment, in the form of guarantee and general security agreement attached hereto as Schedule 1.1(bb);

         (cc) "Hazardous Substance" means any contaminant, pollutant, dangerous substance, noxious substance, toxic substance, hazardous waste, flammable or explosive material, radioactive material, polychlorinated by-phenyls, polychlorinated by-phenyl waste, polychlorinated by-phenyl related waste and any other substance or material now or hereafter declared or defined to be regulated or controlled in or pursuant to Environmental Law;

         (dd) "Improvements" means all plants, buildings, fixtures, sidings, parking lots, roadways, structures, erections, fixed machinery, fixed equipment and appurtenances of any and every nature or kind situate on, in, under, over or forming part of the Lands;

         (ee) "including" means including, without limitation, and "includes" means includes, without limitation;

         (ff) "Intellectual Property" means the right, title and interest in and to the business names "Filtran", "Dataplex" and "Tactron", all patent rights and applications and industrial designs used in the Business or related to or forming part of the Assets, if any, and all copyrights and trade-marks including the goodwill attached thereto, if any, related to or used in the Business or the Assets and all right, title and interest of the Vendors and each Filtran Entity in and to notebooks, data, trade secrets, designs, know-how, drawings and similar materials related to the Business and Assets;

         (gg) "Interim Financial Statements" means the unaudited management prepared financial statements of each Filtran Entity and for the Filtran Group on a consolidated basis in all cases consisting of a balance sheet and the statements of income, retained earnings and source and application of funds and all notes thereto, prepared in accordance with GAAP and in form and substance satisfactory to the Purchaser, acting reasonably, as at and for the seven (7) month period ended March 31, 2002 to be completed and delivered on or before the third Business Day prior to Closing and attached hereto as
                   Schedule 4.1(j);

         (hh) "Inventories" means all of the inventories of stock-in-hand and work-in-progress and merchandise, supplies, finished goods and service parts relating to the Business (including those in the possession or control of suppliers, customers and public warehouses);

         (ii) "ITA" means the Income Tax Act (Canada), as amended from time to time and any successor thereto;

         (jj)      "Lands" means the lands and premises legally described in
                   Schedule 1.1(jj);

         (kk) "Letter of Intent" means that certain letter of intent between the Purchaser and Filtran Canada dated March 27, 2002, a copy of which is annexed hereto as Schedule 1.1(kk);

         (ll) "Liabilities" means all costs, expenses, charges, debts, liabilities, claims, demands, Taxes and obligations, whether primary or secondary, direct or indirect, fixed, contingent, absolute or otherwise, including those arising under any law, rule or regulation of any governmental department, commission, board, agency or instrumentality, domestic or foreign, any award of any arbitrator and any contract, agreement, arrangement, lease, commitment or undertaking;

         (mm) "Licenses and Permits" means all licences, permits, filings, authorizations, approvals or indicia of authority related to the Business or any of the Assets which are necessary for the conduct of the Business or the ownership, use and operation of the Assets, including those set out in Schedule 1.1(mm);

         (nn) "Material Adverse Change" means a change in the Condition of the Business, operations or Assets of the Filtran Group or any Filtran Entity that has had or could reasonably be expected to have a material adverse effect on the value of the Purchased Shares, Assets, Business or any material destruction or damage by any cause to the Assets or other material impairment of the Condition of the Business;

         (oo) "OBCA" means the Business Corporations Act (Ontario), as amended;

         (pp) "Permitted Encumbrances" means those Encumbrances in respect of the Assets and Real Property set out in Schedule 1.1(pp);

         (qq) "Person" includes an individual, corporation, partnership, trust, unincorporated organization, and governmental body, and is to be broadly interpreted;

         (rr) "Personal Property" means all machinery, equipment, furniture, handling equipment, accessories, trucks, automobiles and other chattels owned or leased by the Filtran Group or any Filtran Entity (including those in the possession of third parties);

         (ss) "Pledge Agreement" means a share pledge of the Purchased Shares by the Purchaser in favour of the Principal in substantially the form attached hereto as Schedule 1.1(ss) which is to secure the Purchaser's obligations under the Promissory Note issued to the Principal pursuant to subsection 3.1(c)(ii) of this Agreement, which shall constitute a first charge and security interest in the Purchased Shares (subject to any Encumbrances existing on Closing prior to the Purchaser's acquisition of the Purchased Shares);

         (tt) "Prepaid Amounts" means all prepaid charges, deposits, sums and fees paid by or on behalf of the Corporation;

         (uu)      "Principal" means Philip Walter White, one of the Vendors;

         (vv) "Promissory Note" means that certain promissory note bearing interest at the rate of 5% per annum, calculated and payable semi-annually, not in advance, both before and after maturity, default and judgment, in substantially the form attached hereto as Schedule 1.1(vv), in the original principal amount of $3,000,000 issued by the Purchaser in favour of the Principal, one-half of the principal of which shall be due and payable, subject to Adjustment, if any, on May 31, 2003 and the balance of which matures and becomes due and, subject to Adjustment, if any, payable on May 31, 2004, to be issued and delivered to the Principal on Closing in partial payment and satisfaction of the Purchase Price pursuant to subsection 3.1(c)(ii) of this Agreement;

         (ww) "Purchase Price" has the meaning given in subsection 3.1(a) of this Agreement;

         (xx) "Purchased Shares" means all of the issued and outstanding shares in the capital of each Filtran Entity (other than Filtran Canada whose 1,000 issued and outstanding common shares are wholly-owned by TCCL), all of which are registered in the names of and are beneficially owned by the Vendors in the proportions set out in Recital A of this Agreement;

         (yy)      "Real Property" means the Lands and the Improvements thereon;

         (zz) "Rights and Benefits" means the right, title and interest of each Filtran Entity under or pursuant to all covenants, agreements, warranties, representations and guarantees expressed or implied or otherwise, of or made by suppliers, workmen or others in connection with the Business and any of the Assets or Liabilities

                   (other than Excluded Liabilities) or otherwise related to the Business and each Filtran Entity;

         (aaa) "Sales Tax Laws" means the Excise Tax Act (Canada), any applicable federal, provincial or state goods and services, sales or use taxation statute, and any similar foreign legislation, all as from time to time amended, and any successors thereto;

         (bbb)     "SEC" means the United States Securities and Exchange
                   Commission;

         (ccc) "Subsidiary" means, with respect to any Filtran Entity within the Filtran Group, any corporation the shares to which are attached more than 50% of the voting rights ordinarily exercisable at meetings of the shareholders of such corporation, of which are beneficially owned, directly or indirectly, by any Filtran Entity;

         (ddd) "Tax Laws" shall mean the ITA and Sales Tax Laws and any applicable provincial, or foreign income taxation statute(s), as from time to time amended, and any successors thereto;

         (eee) "Tax Returns" means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof;

         (fff) "Taxes" means any federal, provincial, state, local or foreign income, gross receipts, licence, payroll, employment, excise, severance, stamp, occupation, premium, windfall, environmental, customs, duties, capital stock, franchise, profits, withholding, social security, unemployment, disability, real property, personal property, sales, use, transfer, registration, value-added, alternative or add-on minimum, estimated, or other tax or levy or assessment of any kind whatsoever, including any interest, penalty or addition thereto, whether disputed or not; and

         (ggg) "Vendors" means collectively or any combination of Philip Walter White, Rose Mary White, Brian Kenneth White, Coranne Adele White, Edna Grace Trepannier, Jane Murphy, Doreen White, Derek White and Gillian Pershaw and "Vendor" means each and every individual one of them.

1.2 Headings - The division of this Agreement into Articles and Sections and the insertion of headings are for the convenience of reference only and will not affect the construction or interpretation of this Agreement.

1.3 Number - In this Agreement and unless the context otherwise requires, words importing the singular number only will include the plural and vice versa, words importing the neuter gender will include the masculine and feminine genders and vice versa and words importing persons will include individuals, partnerships, associations, trusts, unincorporated organizations and corporations and vice versa.

1.4 Accounting Principles - Unless otherwise expressly stated, wherever in this Agreement reference is made to GAAP or generally accepted accounting principles, such reference will be deemed to be the generally accepted accounting principles from time to time approved by the Canadian Institute of Chartered Accountants, or any successor institute, applicable as at the date on which such calculation is made or required to be made in accordance with generally accepted accounting principles.

1.5 Schedules - The following are the Schedules annexed hereto and incorporated by reference and deemed to be part hereof: ---------

         Schedule     1.1(m)     -   Collateral Mortgage
         Schedule     1.1(o)     -   Contracts
         Schedule     1.1(u)     -   Excluded Liabilities
         Schedule     1.1(bb)    -   GSA
         Schedule     1.1(jj)    -   Legal Description of Lands
         Schedule     1.1(kk)    -   Letter of Intent
         Schedule     1.1(mm)    -   Licenses and Permits
         Schedule     1.1(pp)    -   Permitted Encumbrances
         Schedule     1.1(ss)    -   Pledge Agreement
         Schedule     1.1(vv)    -   Form of Promissory Note
         Schedule     4.1(i)     -   Financial Statements
         Schedule 4.1(j)         -   Interim Financial Statements
         Schedule     4.1(k)     -   Undisclosed Liabilities
         Schedule     4.1(n)     -   Title to and Use of Properties
         Schedule     4.1(o)     -   Motor Vehicles and Equipment
         Schedule     4.1(p)     -   Leases, Rental Agreements, Conditional Sales Contracts, Title Retention Documents and Licenses
         Schedule     4.1(q)     -   Intellectual Property and Related Documents
         Schedule     4.1(s)     -   Leases and Licenses of Real Property
         Schedule     4.1(v)     -   Employees, Officers and Directors
         Schedule     4.1(w)     -   Employment, Management, Service, Employee Benefit, Deferred Compensation, Pension, Profit
                                     Sharing, Union and Other Similar Agreements and Plans
         Schedule     4.1(aa)    -   Litigation and Claims
         Schedule     4.1(bb)    -   Non-Compliance with Applicable Laws
         Schedule     4.1(cc)    -   Bank Accounts
         Schedule     4.1(dd)    -   Non-Resident Vendors
         Schedule     4.1(ff)    -   Insurance
         Schedule     4.1(gg)    -   Long Term Indebtedness
         Schedule     4.1(hh)    -   Non-Arm's Length Contracts, Agreements or other Arrangements
         Schedule     4.1(ii)    -   Payments and Loans with Directors, Officers, etc.
         Schedule     4.1(pp)    -   Required Consents and Approvals
         Schedule     8.4(m)     -   Opinion of Counsel for the Vendors and the Filtran Group
         Schedule     8.4(m.1)   -   Opinion of Counsel for the Vendors and the Filtran Group re: Title
         Schedule     8.4(n)     -   Form of Release of the Vendors and Officers and Directors

         Schedule     8.5(c)     -   Opinion of Counsel for the Purchaser
         Schedule     12.1(b)    -   Form of Escrow Agreement

1.6 Currency - All payments required to be made and referred to hereunder mentioned will be in and refer to Canadian dollars. --------

1.7 Reference to Statutes - All references contained in this Agreement to a statute will be deemed to be made to such statute as now enacted or as the same may from time to time be amended, re-enacted or replaced, and in the case of any such amendment, re-enactment or replacement, such reference herein to a provision of such statute will be read as a reference to such amended, re-enacted or replaced provision.

                                   ARTICLE II
                             APPOINTMENT OF ATTORNEY

2.1 Appointment of Principal as Attorney - The Vendors each individually and collectively hereby appoint the Principal as their respective attorney, principal and legal representative for all purposes in relation to the Purchased Shares, including, without limitation, the purposes described in
Article III of this Agreement, together with all other transactions described or contemplated by this Agreement.

2.2 Powers - Without limiting the generality of Section 2.1, until this Agreement is terminated, the Principal in its capacity as attorney and legal representative of each Vendor shall possess and exercise on behalf of each Vendor solely in respect of the transactions contemplated by this Agreement and all matters incidental or related thereto or in connection therewith, the following powers and authorities without further or other authorization from, and free from any control of, the Vendors:

         (a) to vote and to take part in and consent to any corporate shareholders' action in respect of any Purchased Shares, which voting and consensual rights may be exercised by the Principal in writing, in person or by proxy and in respect of such matters and ins such manner as may be determined from time to time by the Principal in his absolute discretion, provided that the Principal shall not at any time be required to exercise such rights and shall be entitled to abstain from exercising any such rights where he deems it appropriate to abstain;

         (b) to amend this Agreement or any provision thereof in accordance with its terms;

         (c) to execute agreements, certificates and other documents in exercise of the Principal's powers hereunder on behalf and in the name of the Vendors, and to agree to supplements, amendments or restatements from time to time to any such agreements on terms and provisions satisfactory to the Principal;

         (d) to negotiate and enter into amendments to this Agreement with specific Vendors should the need arise; and

         (e) to enter into and take all necessary action in furtherance of completing each of the transactions contemplated by this Agreement with such amendments as the Principal in his sole, absolute and unfettered discretion deems necessary or desirable.

                                   ARTICLE III
                                PURCHASE AND SALE

3.1 Agreement to Purchase and Sell - Subject to the terms and conditions of this Agreement, at the Closing Time:


         (a) Purchase Price - The Vendors will sell and the Purchaser will purchase the Purchased Shares for an aggregate purchase price equal to $4,100,000 (the "Purchase Price") to be paid subject to, and in accordance with, subsection 3.1(c) of this Agreement.

         (b) Delivery of Certificates, etc. - The Vendors will deliver or cause the Principal to deliver to the Purchaser at the Closing certificates or documents of title or other evidences of ownership of the Purchased Shares to be sold and purchased hereunder duly endorsed for transfer, or accompanied by irrevocable security transfer powers of attorney duly executed in blank, in either case by the holders of record thereof, all in form and substance sufficient to permit the recording or registration of the Purchaser or its Principal as the new owner of record of the Purchased Shares in compliance with all applicable requirements, provisions and procedures relating to the recording or registration of such ownership. The Vendors will or will also cause the Principal to deliver to the Purchaser certified copies of the resolutions of the board of directors or shareholders of the Filtran Group, as the case may be, required to approve the transfer of the Purchased Shares by the Vendors to the Purchaser or its Principal.

         (c) Payments to the Vendors - Subject to the Adjustment and after applying the principal amount of the Deposit in partial payment and satisfaction thereof, the Purchaser will pay the balance of the Purchase Price on the Closing Date as follows:

                   (i) by delivery to LaBarge Weinstein, in trust for the Vendors, a certified cheque or certified cheques, bank draft or bank drafts or wire transfer or wire transfers, made payable to LaBarge Weinstein, In Trust, in lawful money of Canada, equal to an aggregate amount of $1,075,000; and

                   (ii)    by delivery to the Principal of the Promissory Note.

(d) Excluded Liabilities - The Purchased Shares shall be acquired by the Purchaser subject to all Liabilities other than the Excluded Liabilities which the Principal shall assume and remain liable for to the extent the Purchase Price has not been subject to Adjustment in respect of same.

(e) Adjustment - For greater certainty, the parties agree that Adjustments will be made as of the Closing Date and any Adjustment required pursuant to the terms of this Agreement shall be realized by way of set-off against any amounts payable under the Promissory Note and shall be calculated and, if appropriate, applied against the payments due under the Promissory Note, provided that the amount of such Adjustment (the "Adjustment Amount"), if any, shall be held in escrow by LaBarge Weinstein, as escrow agent, in accordance with Article XII of this Agreement.

                                   ARTICLE IV
                  REPRESENTATIONS AND WARRANTIES OF THE VENDORS
                             AND EACH FILTRAN ENTITY

4.1 Representations and Warranties of Vendors and the Filtran Group - Each Filtran Entity and the Principal jointly and severally (except in respect of subsections 4.1(a), (b), (c) and (d) to the extent applicable to each of the Vendors, which is made by each Vendor severally as to itself only) hereby covenant, represent and warrant to the Purchaser as follows, acknowledging that the Purchaser is relying upon such covenants, representations and warranties in connection with entering into this Agreement and completing the transactions contemplated thereby:

         (a) Right to Sell - The Purchased Shares constitute in the aggregate all of the issued and outstanding shares in the capital stock of the Filtran Group and the Vendors are collectively the sole registered and beneficial owners of the Purchased Shares, with good and marketable title thereto in the proportions set out in Recital A of this Agreement, free and clear of all Encumbrances of any nature or kind whatsoever and no Person now has or at Closing will have any right, option, agreement or arrangement capable of becoming an agreement for the acquisition of any of the Purchased Shares or any interest therein from the Vendors or any one or combination of them.

         (b) Due Authorization, etc. - Each Filtran Entity and each Vendor has the necessary power, authority and legal capacity to enter into this Agreement and the agreements and other instruments contemplated herein and to perform their respective obligations hereunder and thereunder. The execution and delivery of this Agreement and the agreements and other instruments contemplated herein and the consummation of the transactions contemplated hereunder and thereunder have been duly authorized by all necessary action on the part of each Vendor and each Filtran Entity.

         (c) Valid and Binding Obligation - This Agreement constitutes and the agreements and other instruments contemplated herein when executed will constitute valid and binding obligations of each of the Vendors and each Filtran Entity enforceable against each of them in accordance with the terms hereof and thereof subject, however, to limitations with respect to enforcement imposed in connection with laws affecting the rights of creditors generally including, without limitation, applicable bankruptcy, insolvency, moratorium, reorganization or similar laws and to the extent that equitable remedies such as specific performance and injunction are in the discretion of the court from which they are sought.

         (d) No Violation - The disposition of the Purchased Shares and the entering into and performance of this Agreement and the agreements and other instruments contemplated herein will not violate, contravene, breach or offend against or result in any default under any security agreement, indenture, mortgage, lease, order, undertaking, licence, permit, agreement, instrument, charter or by-law provision, resolution of shareholders or directors, statute, regulation, judgment, decree or law to which any of the Vendors or any Filtran Entity is a party or by which any of them may be bound or affected and none of the Vendors nor any Filtran Entity are, or will be at Closing, party to or subject to or bound by the terms of any unanimous shareholder agreement that restricts the transfer of shares in the capital of any Filtran Entity. No licenses, agreements or other instruments or documents will terminate or require assignment as a result of the entering into of this Agreement or the consummation of the transactions contemplated hereby.

         (e) Organization and Good Standing of the Filtran Group - Each Filtran Entity is a corporation duly incorporated or amalgamated, organized, validly existing, in good standing and is up to date in all of the filings and registrations required under the laws of the jurisdiction of its incorporation and/or amalgamation and/or organization, as appropriate, and has all necessary corporate power, authority and capacity to own or lease its property and assets (including, without limitation, the Assets) and to carry on the Business as presently conducted by each and is duly registered or otherwise qualified to carry on business and generally own or lease properties or assets in all jurisdictions in which the nature of its Assets or Business makes such registration necessary or advisable. Neither the nature of the Business nor the location or character of the property owned or leased by any Filtran Entity including, without limitation, the Assets, requires any Filtran Entity to be further registered, recorded, licensed or otherwise qualified in any jurisdiction.

         (f) Subsidiaries - None of the Filtran Entities (other than TCCL which owns 100% of Filtran Canada) own a Subsidiary nor do any of them own any shares in the capital of any other corporation and none of them have agreed to acquire any Subsidiary or any shares in the capital of any other corporation or to acquire or lease or invest, directly or indirectly, in any other business operation.

         (g) Authorized and Issued Capital - As at the Effective Date, the authorized and issued capital of each Filtran Entity is and on Closing shall be as set out below:

                   (i) Filtran USA has an authorized capital consisting of 200 common shares, of which there are and at Closing will be a total of 100 fully paid and non-assessable common shares of Filtran USA issued and outstanding;

                   (ii) Filtran Canada has an authorized capital consisting of an unlimited number of common shares, of which there are and at Closing will be a total of 1,000 fully paid and non-assessable common shares of Filtran Canada issued and outstanding;

                   (iii) CDL has an authorized capital consisting of an unlimited number of common shares and an unlimited number of special shares, of which there are and at Closing will be a total of 90,000 fully paid and non-assessable common shares and 52,500 fully paid and non-assessable special shares of CDL issued and outstanding; and

                   (iv) TCCL has an authorized capital consisting of 10,000 common shares, 30,000 non-voting preferred shares, and an unlimited number of Special Shares of which there are and at Closing will be 9,401 fully paid and non-assessable common shares, 28,200 fully paid and non-assessable preferred shares and no Special Shares of TCCL issued and outstanding.

                   Other than what is commonly referred to as standard private company restrictions, the certificates evidencing the foregoing shares do not contain any reference to a restriction on their transfer or of a lien in favour of any Filtran Entity, or an endorsement regarding a dissenting shareholder under s.184(ii) of the OBCA or similar or equivalent provision of any other applicable corporate statute, and bear no restrictive legends. Neither the constating documents or by-laws of any Filtran Entity, nor any agreement, contain or provide for restrictive legends thereto.

         (h) No Options - No options, warrants, convertible obligations or other rights to purchase or acquire shares or other securities of any Filtran Entity, whether issued or not issued, including, without limitation, the Purchased Shares, have been authorized, allotted or agreed to be issued or are outstanding.

         (i) Financial Statements - The Financial Statements which are attached hereto as Schedule 4.1(i), including the Balance Sheet, are true and correct and have been prepared in accordance with GAAP applied on a basis consistent with those of preceding periods and present fairly:

                   (i) all of the assets, liabilities (whether accrued, determinable, absolute, contingent or otherwise) and the financial condition of each Filtran Entity as at August 31, 2001; and

                   (ii) the sales, earnings and results of operations of each Filtran Entity during the period(s) covered by such Financial Statements.

         (j) Interim Financial Statements - The Interim Financial Statements which are attached hereto as Schedule 4.1(j), including the Interim Balance Sheet, are true and correct and have been prepared in accordance with GAAP applied on a basis consistent with those of preceding periods and present fairly:

                   (i) all of the assets, liabilities (whether accrued, determinable, absolute, contingent or otherwise) and the financial condition of each Filtran Entity as at March 31, 2002; and

                   (ii) the sales, earnings and results of operations of each Filtran Entity during the period(s) covered by such Interim Financial Statements.

         (k) Absence of Undisclosed Liabilities - Except to the extent reflected or reserved against in the Balance Sheet (including the notes thereto) or incurred subsequent to the date thereof and disclosed in Schedule 4.1(k) and except for unsecured current obligations and liabilities incurred in the ordinary and usual course of the Business and which are not materially adverse to the nature and manner of conducting the Business, or the operations, assets, properties, future prospects or financial condition of the Filtran Group or any Filtran Entity, neither the Filtran Group nor any Filtran Entity has any material outstanding indebtedness or any material liabilities or obligations (whether accrued, determinable, absolute, contingent or otherwise) in respect of which any Filtran Entity or the Purchaser may be liable on or after the completion of the transactions contemplated by this Agreement.

         (l) Tax Matters - Except to the extent reflected in or reserved against in the Interim Balance Sheet and which shall be payable in the ordinary course of business in respect of the period from the Interim Balance Sheet date to the Closing Date, neither the Filtran Group nor any Filtran Entity is liable for any federal, provincial state or municipal or local taxes, levies, assessments or other taxes in respect of its income, business or property or for the payment of any tax instalment due in respect of its current taxation year and, except as aforesaid, no such taxes, assessments or penalties are required to be reserved against. Each Filtran Entity has duly and completely filed in a timely manner all Tax Returns required to be filed by it and has duly paid all Taxes due from it to the appropriate federal, provincial, state, municipal or local taxing authorities including without limitation, those due in respect of the Business, Assets and any other of its properties, income, franchises, licences, sales, use of property and payrolls. There are no tax liens upon any of the properties or assets, real, personal or mixed, tangible or intangible, of the Filtran Group or any Filtran Entity, including the Assets, wherever situate, whether or not recorded or made subject of a lien or public notice. There are no questions relating to, or claims asserted for, Taxes or assessments against the Filtran Group or any Filtran Entity. The federal revenue tax liability of each Filtran Entity has been reviewed and determined by the appropriate taxing authority, including the Canada Customs and Revenue Agency, for the financial years ending in 2001 (and all amounts owing thereunder have been paid). There are no agreements, waivers or other arrangements providing for an extension of time with respect to the assessment or reassessment of any Taxes or the filing of any Tax Return by, or payment of any Tax by, or levying of any governmental charge against, the Filtran Group or any Filtran Entity. There are no actions, audits, assessments, reassessments, suits, proceedings, investigations or claims now threatened against the Filtran Group or any Filtran Entity in respect of Taxes or governmental charges or any matters under discussion with any governmental authority relating to Taxes or governmental charges asserted by any such authority. Each Filtran Entity has withheld from each payment made by it the amount of all Taxes and other deductions required to be withheld therefrom and has paid the same to the proper taxing or other authority within the time prescribed under any applicable legislation or regulation, whether Canadian or foreign. The Interim Financial Statements fully reflect accrued liabilities as at the end of the period covered by such Interim Financial Statements for all Taxes which are payable as at the end of the period covered by such statements and, in the case of Taxes accruing up to and including the Closing Date that are not due and payable on or before the Closing Date and are not reflected in the Interim Financial Statements, have accrued and are payable in the ordinary and usual course of business since the date of such Interim Financial Statements. Each Filtran Entity has complied with all registration, reporting, collection and remittance requirements in respect of all federal, provincial and state tax legislation, including but not limited to, the Excise Tax Act (Canada) and the Retail Sales Tax Act (Ontario).

         (m) Business Carried on in Ordinary Course - The Business is the only business and undertaking in which any Filtran Entity is engaged or ever has been engaged and has been carried on in the ordinary and usual course since the date of the Financial Statements and there has been no change in the affairs, business, prospects, operations or condition of the Business, financial or otherwise, or arising as a result of any legislative or regulatory change, revocation of any licence or right to do business, fire, explosion, accident, casualty, labour problem, flood, drought, riot, storm, act of God or otherwise, except changes occurring in the ordinary and usual course of the Business and which, in the aggregate, have not materially adversely affected and will not materially adversely affect the nature and manner of conducting the Business, or the operations, assets, properties, future prospects or financial condition of the Filtran Group or any Filtran Entity.

         (n) Title to and Use of Properties - Each Filtran Entity has good and marketable title to its Assets and all its properties and assets, interests in properties and assets, real and personal, tangible and intangible acquired since the date of the Balance Sheet (except as since transferred, sold or otherwise disposed of in the ordinary and usual course of business in compliance with this Agreement), free and clear of all Encumbrances of any nature or kind whatsoever, except the Permitted Encumbrances. The uses to which any Real Property of any Filtran Entity (including leasehold property) have been put are not in breach or violation in any respect of any statute, by-law, ordinance, regulation, covenant, governmental restriction or official plan, municipal or otherwise. No notice of a public taking has been received regarding any real estate or properties occupied by any Filtran Entity. No Filtran Entity has agreed to assign, transfer or otherwise dispose of any interest in Real Property owned or leased by it nor has it granted to any person any right or privilege capable of becoming an agreement to acquire any such interest, other than as described in Schedule 4.1(n).

         (o) Condition and Description of the Filtran Group's Assets - All facilities, machinery and equipment owned and used by the Filtran Group or any Filtran Entity in connection with the Business, including the Assets, are in good operating condition, are in a state of good repair and maintenance, reasonable wear and tear excepted (including roof repairs required at 229 Colonnade Road, Ottawa, Ontario in the amount of $75,000), are useable in the ordinary course of the Business and are in compliance with all applicable laws, regulations, by-laws, ordinances and orders. All motor vehicles and equipment owned or used by the Filtran Group are described in Schedule 4.1(p).

         (p) Tangible and Intangible Properties - Each Filtran Entity is entitled to use all equipment, other personal property and fixtures in the possession or custody of such Filtran Entity which, as of the date hereof, are leased, rented, acquired under a conditional sales contract or other title retention document, or are held under licence or similar arrangement, a list of which and of the leases, rental agreements, conditional sales contracts, title retention documents, licences, agreements or other documentation relating thereto is set forth in Schedule 4.1(p).

         (q) Intellectual and Industrial Property Rights - None of the Vendors nor any Filtran Entity has received notice that, and to the best knowledge and belief of each of Vendors and each Filtran Entity, no Filtran Entity either individually or in conjunction with any other Filtran Entity is infringing any patent, trade-mark, trade name, copyright, proprietary or similar right, domestic or foreign, of any other Person. Included in Schedule 4.1(q) is a list (including, where applicable, applications for registration and registration particulars) of all registered service marks, registered copyrights, trade names, industrial designs, trade marks, and patents, both domestic and foreign, which are owned or used by each Filtran Entity and each such Filtran Entity has the sole and exclusive right to use the same and the same are in good standing and duly registered in all appropriate offices to preserve the right thereof and thereto. There are neither any royalty payment nor licence fees payable to or by any Filtran Entity nor any licence, registered user or other agreements in respect thereof.

         (r) Collectability of Accounts Receivable - All accounts receivable, book debts and other debts due or accruing to the Filtran Group or any Filtran Entity are bona fide and to the best knowledge and belief of each Vendor and each Filtran Entity, are good and collectible at the aggregate recorded amounts thereof (subject to no defence, counterclaim or set-off) and, in respect of those having an age of not more than 120 days past due, having a value of at least $900,000 as at the Closing Time.

         (s) Leases and Licenses of Real Property - No Filtran Entity is a party to or bound by any leases or licenses of real property or agreements in the nature of leases or licences of real property, either as lessor or lessee, or agreements to enter into such leases or licences, other than those referred to in
                   Schedule 4.1(s) (in which is specified the parties, their dates of execution and expiry dates, any options to renew and the location of any leased or licensed lands or premises) and all interests held by any Filtran Entity as lessor, lessee, licensor or licensee under such leases, licences or agreements and to the knowledge and belief of each of the Vendors and each Filtran Entity, are free and clear of any and all Encumbrances, save and except the Permitted Encumbrances. All rental and other payments required to be paid by or to any Filtran Entity pursuant to such leases, licences or agreements have been duly paid and no Filtran Entity is otherwise in default in meeting its obligations under any such leases, licences or agreements. To the best knowledge and belief of each of the Vendors and each Filtran Entity, there are no events or circumstances which could give rise to such parties claiming default by any Filtran Entity under such leases, licences or agreements. No consent of any parties to such leases, licences or agreements (other than the consent of a Filtran Entity) is required by reason of the transactions contemplated hereby except as specified in
                   Schedule 4.1(s), nor will such transactions impose any more onerous obligations on any Filtran Entity under such leases, licences or agreements.

         (t) Real Property - The Filtran Group collectively and each Filtran Entity individually has and as at the Closing Date will have good and marketable title to the Real Property and will be the absolute legal and beneficial owner thereof free and clear of any and all Encumbrances, save and except for the Permitted Encumbrances. More particularly:

                   (i) Lands - The only real property owned by the Filtran Group (now or in the past) or that will at Closing be owned by the Filtran Group is the Lands;

                   (ii) Leased Premises - The Filtran Group has not in the past and does not now lease or rent or have an agreement to lease or rent any of its Real Property to any other Person;

                   (iii) Rights of Occupancy - The Filtran Group has not sublet the whole or any part of the Lands or granted to any Person any right to use or occupy the whole or any part of the Lands;

                   (iv) Governmental Plans - To the best of each Vendor's knowledge and each Filtran Entity's knowledge, there is no plan, study or effort by any governmental authority or any non-governmental authority or agency which may materially adversely affect the current use of the Real Property for purposes of the Business;

                   (v) Local Improvements Charges and Levies - There are not: (i) any local improvement charges or special levies outstanding against the Real Property known to any of the Vendors or any Filtran Entity nor have any of the Vendors nor any Filtran Entity received any notice of proposed local improvement charges or levies; (ii) any currently existing public improvements which may involve any charge being levied or assessed or which may result in the creation of any Lien on the Real Property known to any of the Vendors or any Filtran Entity; (iii) to the best of each Vendor's and each Filtran Entity's knowledge, any proposed federal, provincial or local statute, ordinance, order, requirement, law or regulation (including, but not limited to, zoning changes) which may adversely affect the current use of the Real Property with related amenities and facilities; or (iv) any suit, action, claim or legal, administrative, arbitration or other proceeding or governmental investigation pending, or to the knowledge of any of the Vendors or any Filtran Entity, threatened or contemplated against or affecting the Real Property nor, to any Vendor's or any Filtran Entity's knowledge, is there any basis for any such matters;

                   (vi) Access - The Real Property has full and free legal access to and from public highways or streets and, as far as each Vendor and each Filtran Entity is aware, there is no fact or condition which would result in the interference with or termination of such access;

                   (vii) No Expropriation - No written notice of any existing, proposed or contemplated expropriation proceedings that would result in the taking of all or any part of the Real Property or that would adversely affect the current use of the Real Property has been received or is known to any of the Vendors or any Filtran Entity to exist;

                   (viii) No Encroachment onto Neighbours - To the best of each Vendor's and each Filtran Entity's knowledge, the Improvements are located wholly within the boundaries of the Lands and the locations of the Improvements do not infringe or encroach in any material respects upon any registered or unregistered easement or right-of-way affecting the Lands or any adjoining lands;

                   (ix) Survey - Each Filtran Entity will provide the Purchaser with all surveys prepared by duly qualified Ontario land surveyors in their possession or control showing the boundary of the Lands, the Improvements thereon and all encroachments, easements and rights-of-way;

                   (x) No Encroachment by Neighbours - To the best of each Vendor's knowledge and each Filtran Entity's knowledge, there are no encroachments onto the Lands by buildings or improvements owned by the owners or occupants of adjoining lands that would materially interfere with the use of the Lands for purposes of the Business;

                   (xi) Realty Taxes - All municipal property taxes, local improvement charges, levies and assessments due and payable by any Filtran Entity as of the Closing Date have been paid;

                   (xii) Improvements - To the best of each Vendor's knowledge and each Filtran Entity's knowledge, all Improvements have been in all material respects constructed in a good and workmanlike manner and both the construction and the use thereof are in material compliance with all ordinances, zoning by-laws, building codes and regulations applicable thereto governing such construction and use, including those of federal, provincial and municipal authorities. There is no defect in the design, construction or structure of the Improvements or the provision of services; all amounts for labour and materials relating to the construction and repair of the Improvements have been paid in full and no one has a right to file a construction, builder's, mechanic's or similar lien in respect thereof;

                   (xiii) Utilities - The Lands are serviced by such utilities and services as are required in the operation of the Business. To the best of each Vendor's and each Filtran Entity's knowledge, such utilities and services enter the Lands through adjoining public streets or if they pass through adjoining private land do so in accordance with legally valid and sufficient easements and all contributions and utility installation costs in connection with them have been paid in full except as disclosed in the Balance Sheet;

                   (xiv) Permitted Encumbrances - Each of the Permitted Encumbrances are in good standing and not in default and have been complied with in all material respects;

                   (xv) Zoning - The current use of the Real Property is permitted by all applicable zoning laws and regulations in each jurisdiction in which such Real Property is situate; and

                   (xvi) Condominium Charges - All condominium charges, fees and expenses, including common expenses, are in good standing and have been paid as they have become due and the rules and regulations of any condominium corporation have been fully complied with in all material respects.

         (u) Compliance with Contracts - No Filtran Entity is now nor will any of them be on Closing bound by any outstanding material contract or commitment other than the Contracts and no Filtran Entity is in material default under any Contract and all such Contracts are now in good standing and in full force and effect and each Filtran Entity is entitled to all rights and benefits thereunder.

         (v) Employees, etc. - There are set forth in Schedule 4.1(v) the names and titles of all the directors and officers of each Filtran Entity and of all personnel employed or engaged by the Filtran Group and each Filtran Entity, together with particulars of the material terms and conditions of employment or engagement of such persons, including positions held, age, rates of remuneration, length of service and benefits. No Filtran Entity is a party to our bound by any collective agreements nor is it engaged in labour negotiation. No application, complaint or other proceedings has been filed by or against any Filtran Entity. To the best of each Vendor's and Filtran Entity's knowledge, no Filtran Entity has engaged in any unfair labour practice. No employee of any Filtran Entity is absent on disability. No bonus, deferred compensation, profit sharing, pension, holiday pay or other similar obligation is owed or accrued to any employee of any Filtran Entity, except such amounts as will be paid before Closing or are included in Liabilities in the Interim Balance Sheet or incurred in the ordinary and usual course of business since the end of the period covered by the Interim Balance Sheet. All employee benefits or plans of any Filtran Entity, if any, have been established, registered, qualified, invested and administered in accordance with applicable law in all material respects. All obligations of every Filtran Entity thereunder have been satisfied and there are no material defaults. No Filtran Entity may unilaterally amend or terminate the said plans and no plan is subject to investigation. There have been no improper withdrawals from any such plans and each plan is fully funded or insured. No plans provide benefits to retired employees or dependants of retired employees.

         (w) Employment Contracts, etc. - Except as disclosed on Schedule 4.1(w), there are no written or oral employment contracts, sales, services, management or consulting agreements, or any management or employee benefit, deferred compensation, profit sharing, bonus arrangements or other similar agreement or plan to which any Filtran Entity is a party or is otherwise bound. The provisions of the agreements disclosed in Schedule 4.1(w) are consistent with applicable industry standards respecting wages, benefits and working rules.

         (x) Vacation Pay, etc. - All vacation pay, bonuses, commissions and other emoluments for employees of each Filtran Entity are reflected and have been properly accrued in the Interim Financial Statements or incurred in the ordinary and usual course of business since the end of the period covered by the Interim Financial Statements and such accruals are adequate to meet any bona fide claims of employees.

         (y) Accuracy of Books and Records - The Books and Records of each Filtran Entity, financial and otherwise, fairly and correctly set out and disclose in all material respects the financial position of the Filtran Group and each Filtran Entity and all material financial and other transactions have been accurately recorded in such Books and Records.

         (z) Absence of Guarantees - No Filtran Entity has given or agreed to give, or is a party or bound by, any indemnity, or any guarantee of indebtedness or other obligations of third parties or any other commitment by which any Filtran Entity is or is contingently responsible for such indebtedness or other obligations.

         (aa)      Litigation and Claims - Except as disclosed in
                   Schedule 4.1(aa):

                   (i) there is no suit, action, litigation, labour grievance or complaint, investigation, (including, without limitation, investigations under human rights or health and safety legislation) or administrative, governmental, arbitration or other proceeding (whether or not purportedly on behalf of the Filtran Group or any Filtran Entity), including without limitation appeals and applications for review, in progress, or to the best knowledge and belief of each Vendor and each Filtran Entity, pending or threatened against or relating to any Vendor or Filtran Entity, or affecting their respective Assets or the Business, or affecting the Purchased Shares, or affecting the right of the Vendors or any Filtran Entity to enter into this Agreement or perform their respective obligations hereunder;

                   (ii) the Vendors are not aware (after due inquiry from the senior officers of each Filtran Entity) of any existing grounds upon which any suit, action, litigation, labour grievance or complaint, investigation or proceeding referred to in clause (i) above might be commenced with any reasonable likelihood of success;

                   (iii) there is not presently outstanding against any Filtran Entity any judgment, decree, injunction, rule, order or award of any court, governmental department, commission, board, bureau, agency, instrumentality or arbitrator or any settlement agreement binding upon it or any of them;

                   (iv) none of the Vendors nor any Filtran Entity has received notice of, and to the best knowledge and belief of each Vendor and each Filtran Entity, there are no open files, notices of violation or outstanding work orders relating to the equipment, building or realty owned or used by the Filtran Group from or required by any police, fire department, sanitation, health, worker safety or factory authorities or any federal, provincial or municipal authority, or any matters under discussion with any such authority or department relating to open files, notice of violation or work orders. No order affecting any Filtran Entity has been issued or is expected to be issued by the Ministry of Labour, Worker's Compensation Board or any other ministry, agency or authority in the Province of Ontario or the State of New York; and

                   (v) there are no proceedings, investigations, assessments or claims now in affect against any Filtran Entity pursuant to the ITA.

         (bb) Compliance with Applicable Laws - Save and except as set out in Schedule 4.1(bb), each Filtran Entity is conducting the Business in compliance with all applicable laws, rules, regulations, by-laws and ordinances of each jurisdiction in which the Business is carried on and is not in breach of any such laws, rules, regulations, by-laws and ordinances. Without limiting the foregoing, each Filtran Entity has obtained all licences, permits or other governmental authorizations necessary to the ownership of its assets and properties, including the Assets, and the conduct of its Business where a failure to obtain same might adversely affect the Business, or the operations, Assets or condition (financial or otherwise) of such Filtran Entity. None of the Vendors nor any Filtran Entity has offered, paid or agreed to pay directly or indirectly any money or anything of value to any individual who is or was an official of any foreign, federal, provincial or local government, or any agency or instrumentality thereof, or to any individual who is or was an officer or employee or any present or former customer of any Filtran Entity or any predecessor thereof, for the purpose of or with the interest of inducing that individual to use his or her influence to obtain or maintain significant business for any Filtran Entity or otherwise significantly affect the Business or the operations, properties or assets of any Filtran Entities (financial or otherwise).

         (cc) Bank Accounts, etc. - There is set forth in Schedule 4.1(cc) the name of each bank or other depository in which any Filtran Entity maintains any bank account, trust account or safety deposit box and the names of all persons authorized to draw thereon or who have access thereto.

         (dd)      Residence of each Vendor - Other than the Vendors listed in
                   Schedule 4.1(dd), none of the Vendors are non-residents of Canada for the purposes of Section 116 of the ITA.

         (ee) Inventories - The inventories of the Filtran Group as at the Closing Time will consist solely of items of tangible and intangible personal property and services of the kind and quality regularly used or produced in the Business by each Filtran Entity and which are of marketable quality.

         (ff) Insurance - Each Filtran Entity maintains such policies of insurance, issued by responsible insurers, as are appropriate to its Business, property and assets, in such amounts and against such risks as are customarily carried and insured against by owners of comparable businesses, properties and assets. Schedule 4.1(ff) lists all such policies together with worker's compensation coverages presently maintained by each Filtran Entity together with a brief description of each such policy including the types of policy, name of insurer, coverage limits, expiration dates and annual premiums. All such policies of insurance are in full force and effect and no Filtran Entity is in default, whether as to the payment of premium or otherwise, under the terms of any such policy and has not failed to give any notice or present any claim under any such insurance policy in due and timely fashion. No notice of cancellation or non-renewal with respect to, nor disallowance of any claim under or with respect to any such policy has been received by any Filtran Entity. The Vendors have no knowledge (after due inquiry from the officers of each Filtran Entity) of any circumstances or occurrences which might form the basis of a material increase in premiums.

         (gg) Long Term Indebtedness - Except as set forth in Schedule 4.1(gg), no Filtran Entity has outstanding any bonds, debentures, mortgages or notes, and is not under any obligation to create or issue any bonds, debentures, mortgages or notes. Furthermore, except as set forth in
                   Schedule 4.1(gg), no Filtran Entity has any indebtedness maturing more than one year after the date of its creation or issuance and no Filtran Entity is under any agreement or obligation to create, incur or issue any such indebtedness.

         (hh)      Non-Arm's Length Transactions - Except as disclosed in
                   Schedule 4.1(hh), no Filtran Entity is nor has been since the date of the Balance Sheet a party to any contract, agreement or arrangement with any associated or affiliated corporation within the meaning of the OBCA or with any of its officers, directors, shareholders or employees, or former officers, directors, shareholders or employees, or any other person not dealing at arm's length (as such term is construed under the ITA), with any of the foregoing.

         (ii) Payments and Loans to Directors, Officers, etc. - No Filtran Entity has made or authorized any payment to or conferred or authorized to be conferred any benefit upon any of its officers, directors, shareholders or employees, or former officers, directors, shareholders or employees or to any other person not dealing at arm's length (as such term is construed under the ITA) with any of the foregoing, except in the ordinary and usual course of the Business and at the regular rates payable to them of salary, pension, bonuses, rents or other remuneration of any nature and relocation expenses and reimbursements and except as specifically disclosed in Schedule 4.1(ii). There have not been any increases in the rates of salary, pension, bonuses, rents or other remuneration of any nature or relocation expenses or reimbursements payable to any such person since the date of the Balance Sheet except increases disclosed in Schedule 4.1(ii) and increases approved by the Purchaser in advance in writing. Except as expressly otherwise disclosed in Schedule 4.1(ii), no Filtran Entity has made any loans or has any indebtedness outstanding to any of its officers, directors, shareholders or employees, or former officers, directors, shareholders or employees or to any other person not dealing at arm's length (as such term is construed under the ITA) with any of the foregoing.

         (jj) Copies of Agreements, etc. - True, correct and complete copies of all Contracts have been made available for review by the Purchaser.

         (kk) Corporate Records - The Books and Records of each Filtran Entity contain accurate and complete minutes of all meetings of the directors and shareholders of each Filtran Entity since the date of incorporation thereof (all of which meetings were duly called and held) and copies of all by-laws and resolutions passed by its directors and shareholders at such meetings. Each Filtran Entity's share certificate books, share registers, transfer registers and other corporate registers and records are complete, accurate and up-to-date.

         (ll) Changes to Law and Technology - There are no proposed environmental, safety, health or other laws, rules or regulations and no new technological developments of which any of the Vendors or any Filtran Entity has any knowledge which might have an adverse effect on the Business or operations of any Filtran Entity.

         (mm) Absence of Unusual Transactions - Since the date of the Balance Sheet and without limiting anything elsewhere contained in this Agreement, no Filtran Entity has:

                   (i) transferred, assigned, sold or otherwise disposed of any of the assets shown in the Balance Sheet or cancelled any debts or claims except in each case in the ordinary and usual course of the Business;

                   (ii) incurred or assumed any indebtedness, obligation or liability (whether accrued, determinable, absolute, contingent or otherwise), except those listed in
                           Schedule 4.1(j) and except unsecured current obligations and liabilities incurred in the ordinary and usual course of the Business which are not materially adverse to the nature and manner of conducting the Business, or the operations, assets, properties, future prospects or financial condition of any Filtran Entity;

                   (iii) issued or sold any shares in its capital stock or any warrants, bonds, debentures or other corporate securities of any Filtran Entity or issued, granted or delivered any right, option or other commitment for the issuance of any such or other securities, other than the issuance of 100 Special Shares of TCCL;

                   (iv) discharged or satisfied any lien or encumbrance, or paid any obligation or liability (fixed or contingent) other than current liabilities included in the Balance Sheet, and current liabilities incurred since the date thereof in the ordinary and usual course of the Business;

                   (v) declared or paid any dividend or declared or made any other distribution in respect of its capital stock or purchased, redeemed (except for the redemption of 100 Special Shares of TCCL for $100) or otherwise acquired any of the shares of any Filtran Entity or effected any subdivision, consolidation or reclassification of or other change to any Filtran Entity's capital stock, except as set out in subsection 4.1(tt) below;

                   (vi) suffered an operating loss or any extraordinary loss, or waived any rights of substantial value, or entered into any commitment or transaction not in the ordinary and usual course of the Business where such loss, rights, commitment or transaction materially adversely affects or which will materially adversely affect the nature and manner of conducting the Business, or the operations, assets, properties, future prospects or financial condition of any Filtran Entity;

                   (vii) amended or changed or taken any action to amend or change its charter or by-laws, except for the amendment by TCCL of its charter on May 29, 2002 to add Special Shares, a copy of which has been delivered to the Purchaser's counsel;

                   (viii) made or made a commitment to make any general wage or salary increases in respect of personnel which it employs;

                   (ix) except as disclosed in Schedule 4.1(gg), mortgaged, pledged, charged, subjected to an adverse claim, granted rights in, subjected to a demand, subjected to a title retention agreement, subjected to lien, granted a security interest in or otherwise encumbered any of its assets or property, whether tangible or intangible;

                   (x) except as disclosed on Schedule 4.1(j) made or authorized or intended to make any capital expenditures (except expenditures in the ordinary and usual course of the Business); or

                   (xi) authorized or agreed or otherwise have become committed to do any of the foregoing.

         (nn) Other Material Contracts - No Filtran Entity has any outstanding contract, lease, licence, agreement, indenture, engagement, commitment or other instrument, whether written or oral, of any nature or kind whatsoever (including, without limitation, all tenders, quotations and orders open for acceptance) which has not been disclosed to and made available for inspection by the Purchaser.

         (oo) Licenses and Permits - The Filtran Group has all Licenses and Permits necessary to operate the Business and own the Assets. No such License or Permit will be terminated or affected in any way by reason of the acquisition of the Purchased Shares by the Purchaser.

         (pp) Consents and Approvals - Save and except for the required consents and approvals as set out in Schedule 4.1(pp), all of which have been obtained and shall be delivered to the Purchasers on Closing, as far as each Vendor and each Filtran Entity is aware, no other consents or approvals are required to be obtained from or notices required to be delivered to any governmental authority, other party to a contract or any other Person or entity whose consent or approval is required to be obtained or to which notice is required to be delivered in connection with the execution and delivery of this Agreement and completion of the transactions contemplated hereby.

         (qq) Bankruptcy - Neither the Vendors nor any Filtran Entity has proposed a compromise or arrangement to its creditors generally; had any petition for receiving order in bankruptcy filed against it; taken any proceeding with respect to a compromise or arrangement; taken any proceeding to have itself declared bankrupt or wound-up; taken any proceeding to have a receiver appointed over its assets; had any encumbrancer take possession of any of its property; or had any execution or distress become enforceable or levied upon any of its property.

         (rr)      Environmental Matters -

                   (i) Compliance with Laws - To the best of each Vendor's and Filtran Entity's knowledge, the Business and the Assets as carried on or used by each Filtran Entity and their respective predecessors have been, are and operate in material compliance with all Environmental Laws;

                   (ii) Creation of Hazardous Substances - To the best of each Vendor's and Filtran Entity's knowledge, no Filtran Entity nor any of their respective predecessors have used any machinery, equipment or facility constituting the Assets, or permitted them to be used, to generate, manufacture, refine, treat, transport, store, handle, dispose, transfer, produce or process any Hazardous Substance, except in compliance with all Environmental Laws in all material respects;

                   (iii) Proceedings - No Filtran Entity is, and has never been, subject to any proceedings alleging the violation of any Environmental Law applicable to the Business or the Assets;

                   (iv) Release of Substances - Neither the Vendors nor any Filtran Entity knows and they have no reasonable grounds to know after due inquiry and investigation, of any acts or circumstances that could reasonably be expected to give rise to any civil or criminal proceeding or liability regarding (i) the release or presence of a Hazardous Substance on land where any Filtran Entity had disposed or arranged for the disposal of materials arising from the conduct of the Business, and (ii) the violation of any Environmental Law;

                   (v) Environmental Permits - To the best of each Vendor's and Filtran Entity's knowledge, no Filtran Entity presently holds any Environmental Permits and no Environmental Permits are required to operate the Business or own the Assets;

                   (vi) Storage Off-Site - To the best of the Vendors' and each Filtran Entity's knowledge, all Hazardous Substances disposed of, treated or stored off-site of the Lands have been disposed of, treated and stored in material compliance with all Environmental Laws;

                   (vii) Clean-up Orders - Neither the Vendors nor any Filtran Entity are aware of any proceeding and have no knowledge, after due inquiry and investigation, of any circumstance or material facts which could, if true, give rise to any proceeding, which alleges or asserts that any Filtran Entity is potentially responsible for a domestic or foreign federal, provincial, municipal, state or local clean-up or remediation as a result of Hazardous Substances or for any other remedial or corrective action whatsoever under an Environmental Law;

                   (viii) Maintenance of Records - To the best of each Vendor's and Filtran Entity's knowledge, each Filtran Entity has in all material respects maintained all environmental and operating documents and records relating to the Business and the Assets in the manner and for the time periods required by any Environmental Law and has never had conducted an environmental audit of the Business and Assets. For purposes of this section, an environmental audit shall include any evaluation, assessment, review or study performed at the request of or on behalf of the Purchaser, a prospective Purchaser of the Business or the Assets or a court of governmental authority;

                   (ix) Storage Tanks - To the best of each Vendor's and each Filtran Entity's knowledge, no active or inactive underground storage tanks are or have been located on or in the Lands; and

                   (x) Pending Legislation - Neither the Vendors nor any Filtran Entity has any knowledge of any pending or proposed changes to Environmental Laws which would render illegal or materially restrict the operation of the Business or the use of the Assets.

         (ss) Sale - Other than this Agreement, there is no agreement, option or other right or privilege outstanding in favour of any Person for the purchase from the Vendors of the Purchased Shares or from any Filtran Entity of any of the Assets. Except in the ordinary and usual course of business or with the prior written consent of the Purchaser, no Filtran Entity has sold any Assets reflected in the Interim Balance Sheet and shall not sell any such Assets prior to Closing.

         (tt) Dividends, Distributions - Since the date of the Financial Statements, no Filtran Entity has issued any dividend or made any other distribution to any of its Shareholders nor shall any such distribution be made prior to Closing, save and except for a cash dividend of up to $400,000 by Filtran Canada to TCCL and a dividend of up to $400,000 by TCCL to 1497230 Ontario Inc. that may be declared and paid on or before Closing, provided that after taking into account such declaration and payment, the consolidated cash balance of the Filtran Group as determined on Closing and reflected in the Final Balance Sheet shall not be less than $150,000 and the ratio of consolidated current assets to consolidated current liabilities of the Filtran Group on Closing as reflected in the Final Balance Sheet shall not be less than 1.5 to 1.0.

         (uu) Third Party Discussions - The Purchaser will not incur any liability in connection with the consummation of the transactions contemplated by this Agreement to any third party with whom any of the Vendors or any Filtran Entity or their respective agents and affiliates have had discussions regarding the disposition of the Purchased Shares.

         (vv) Full Disclosure - None of the foregoing representations and statements of fact contains any untrue statement of material fact or omits to state any material fact necessary to make any such statement or representation not misleading to a prospective purchaser of the Purchased Shares seeking full information as to the Filtran Group or any Filtran Entity or their respective properties, businesses or affairs including, without limitation, the Business and the Assets.

4.2 No Change - All the covenants, representations and warranties of each of the Vendors and each Filtran Entity, were true and correct as of the date of the Financial Statements, are true and correct as of the Effective Date and will be true and correct as of the Closing Date.

4.3 Reliance - Each Vendor and each Filtran Entity hereby expressly acknowledges that the Purchaser is relying upon the covenants, representations and warranties of the Vendors contained in this Agreement and in any agreement, certificate or other document delivered pursuant hereto in connection with the purchase of the Purchased Shares hereunder.

                                   ARTICLE V
                 REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

5.1 Representations and Warranties of the Purchaser - The Purchaser hereby covenants, represents and warrants to each of the Vendors and each Filtran Entity as follows, acknowledging that the Vendors and each Filtran Entity are relying upon such covenants, representations and warranties in connection with entering into this Agreement and completing the transactions contemplated thereby:

         (a) Organization and Good Standing - The Purchaser is a corporation duly incorporated and organized, validly existing, in good standing and is up to date in all of the filings and registrations required under the laws of the Province of Ontario.

         (b) Due Authorization, etc. - The Purchaser has all necessary corporate power, authority and capacity to enter into this Agreement and the agreements and other instruments contemplated herein and to perform its obligations hereunder and thereunder. The execution and delivery of this Agreement and the agreements and other instruments contemplated herein and the performance of the transactions contemplated hereunder and thereunder have been duly authorized by all necessary corporate action on the part of the Purchaser.

         (c) Valid and Binding Obligation - This Agreement constitutes and the agreements and other instruments contemplated herein when executed will constitute valid and binding obligations of the Purchaser enforceable against the Purchaser in accordance with the terms hereof and thereof subject to limitation with respect to enforcement imposed in connection with laws affecting the rights of creditors generally including, without limitation, applicable bankruptcy, insolvency, moratorium, reorganization or similar laws and to the extent that equitable remedies such as specific performance and injunction are in the discretion of the court from which they are sought.

         (d) No Violation - The Purchaser is not a party to, bound by or subject to any indenture, mortgage, lease, agreement, instrument, charter or by-law provision, statute, regulation, order, judgment, decree or law which would be violated, contravened or breached by, or under which any default would occur as a result of the execution and delivery by the Purchaser of this Agreement or the performance by the Purchaser of any of the terms hereof.

         (e) Securities Law - The Purchaser is a reporting issuer in the Provinces of Alberta, British Columbia and Ontario and is duly registered as a public company with the SEC.

         (f) Residence - The Purchaser is not a non-Canadian for the purposes of the Investment Canada Act (Canada).

5.2 Reliance - The Purchaser hereby expressly acknowledges that the Vendors are relying upon the covenants, representations and warranties of the Purchaser contained in this Agreement or in any agreement, certificate or other document delivered pursuant hereto in connection with the sale of the Purchased Shares hereunder.

                                   ARTICLE VI
                         NO BROKER AND EXCLUSIVE DEALING

6.1 No Broker - Each of the parties hereto represents and warrants to the others that neither of them have entered into any commitment or engagement with a broker or agent that may give rise to any valid claim against the other for a brokerage commission, finder's fee or other like payment in respect of any matter contemplated by the Agreement.

6.2 Exclusive Dealing - Until the later of the Closing Time or other termination of this Agreement, the Vendors and each Filtran Entity, together and individually, agree not to directly or indirectly through intermediaries or otherwise enter into any agreement, discussion or negotiation with, or provide information to, any other corporation, firm or any other person or solicit, encourage, entertain or consider any inquiries or proposals, with respect to:

         (a)       any offers to purchase all or any portion of the Purchased
                   Shares;

         (b) the possible disposition of a material portion of the Business or the Assets; or

         (c) any business combination involving any Filtran Entity, whether by way of merger, consolidation, share exchange or other transaction.

                                   ARTICLE VII
            CONDITIONS PRECEDENT TO THE PERFORMANCE BY THE PURCHASER AND THE VENDORS OF THEIR OBLIGATIONS UNDER THIS AGREEMENT

7.1 Purchaser's Conditions - The obligation of the Purchaser to complete the purchase of the Purchased Shares hereunder will be subject to the satisfaction of, or compliance with, at or before the Closing Time, each of the following conditions precedent (each of which is hereby acknowledged to be inserted for the exclusive benefit of the Purchaser and may be waived by the Purchaser in whole or in part):

         (a) Truth and Accuracy of Representations of Vendors at Closing Time - All of the representations and warranties of the Vendors made in or pursuant to this Agreement (including the Schedules hereto) or in agreement, certificate or other document delivered or given pursuant to this Agreement, including, without limitation, the representations and warranties set forth in Article IV, will be true and correct in all material respects as at the Closing Time and with the same effect as if made at and as of the Closing Time (except as such representations and warranties may be affected by the occurrence of events or transactions expressly contemplated and permitted hereby).

         (b) Performance of Obligations - The Vendors will have complied with and performed in all respects its obligations, covenants and agreements herein.

         (c) Consents, Authorizations and Registrations - Except for a consent required for the TD Mortgage under the lease described in Schedule 4.1(s) and not yet received, all consents, approvals, orders and authorizations of any persons or governmental or administrative authorities in Canada, the United States or elsewhere (or registrations, declarations, filings or recordings with any such authorities), including any such consents or approvals required under any of the leases or licences of real property listed in Schedule 4.1(s), in form and terms satisfactory to counsel for the Purchaser and compliance with any conditions thereof required in connection with the completion of any of the transactions contemplated by this Agreement, the execution of this Agreement, the Closing or the performance of any of the terms and conditions hereof will have been obtained on or before the Closing Time.

         (d) Legal Matters - The title of the Filtran Group to its assets and undertaking, the form of and documentation relating to the transfer of the Purchased Shares by the Vendors to the Purchaser, the legality of the incorporation and organization of the Filtran Group, the due creation and issuance as fully paid of all of the outstanding shares in the capital of the Filtran Group and all corporate proceedings of the Filtran Group, its shareholders and directors, and all matters which in the reasonable opinion of counsel for the Purchaser are material in connection with the transactions herein contemplated will be subject to the favourable opinion of such counsel and all relevant documents, records and information will be made available by the Vendors for review by such counsel for that purpose.

         (e) Due Diligence - The Purchaser shall have conducted and completed a due diligence investigation with respect to each Filtran Entity, the Business and the Assets and any other matter relating to any aspect of the transactions contemplated hereunder, including the ability of any party hereto to receive all required approvals in respect of the transactions contemplated hereunder, and, in its sole and absolute discretion, shall have been satisfied in all respects with the results of such due diligence investigation, provided that such investigations must be completed on or before the Closing Date.

         (f) Material Adverse Change - There shall have been no Material Adverse Change since the date of the Interim Financial Statements.

7.2 Vendors' Conditions - The obligation of the Vendors to complete the sale of the Purchased Shares hereunder will be subject to the satisfaction of or compliance with, at or before the Closing Time, each of the following conditions precedent (each of which is hereby acknowledged to be inserted for the exclusive benefit of the Vendors and may be waived by the Principal, on behalf of the Vendors, in whole or in part):

         (a) Truth and Accuracy of Representations of Purchaser at Closing Time - All of the representations and warranties of the Purchaser made in or pursuant to this Agreement (including the Schedule hereto) or in any agreement, certificate or other document delivered or given pursuant to this Agreement, including without limitation the representations and warranties set forth in Article V hereof, will be true and correct in all material respects as at the Closing Time and with the same effect as if made at and as of the Closing Time.

         (b) Performance of Obligations - The Purchaser will have complied with and performed in all respects all its obligations, covenants and agreements herein.

7.3 Non-Performance of Conditions for the Benefit of the Purchaser - In the event that any of the conditions set forth in Section 7.1 will not be fulfilled and/or performed at or before the Closing Time, the Purchaser in its sole discretion may either (i) terminate this Agreement by notice in writing to the Principal, in which event the Purchaser will thereupon be released from all obligations under this Agreement and, unless the Purchaser can show that the condition for which the Purchaser has terminated this Agreement could reasonably have been performed or complied with or caused to be performed or complied with by the Vendors, then the Vendors will also be released from all obligations under this Agreement, or (ii) waive any of the said conditions in whole or in part at any time if it shall see fit to do so, without prejudice to its right of termination in the event of a non-fulfilment and/or non-performance of any other condition or conditions in whole or in part, any such waiver to be binding upon the Purchaser only if the same is given by the Purchaser in writing.

7.4                Non-Performance of Conditions for the Benefit of the Vendors
- In the event that any of the conditions set forth in Section 7.2 will not be fulfilled and/or performed at or before the Closing Time, the Principal in his sole discretion may either (i) terminate this Agreement by notice from the Principal in writing to the Purchaser, and the Vendors will thereupon be released from all obligations under this Agreement and, unless the Principal can show that the condition for which the Principal has terminated this Agreement could reasonably have been performed or complied with or caused to be performed or complied with by the Purchaser, then the Purchaser will also be released from all obligations under this Agreement; or (ii) waive any of the said conditions in whole or in part at any time if it should see fit to do so, without prejudice to its right of termination in the event of a non-fulfilment and/or non-performance of any other condition or conditions, in whole or in part, any such waiver to be binding upon the Vendors only if the same is given by the Principal in writing.

7.5                Acceptance of Notice of Non-Fulfilment

         (a) The Purchaser covenants and agrees that in the event that at the Closing Time, any condition or conditions for the benefit of the Purchaser set out in this Article VII have not been fulfilled and/or performed to the reasonable satisfaction of the Purchaser and such condition or conditions is or are not reasonably capable of being fulfilled and/or performed or caused to be fulfilled and/or performed by the Vendors, and the Vendors have, at or prior to the Closing Time, made complete and accurate disclosure in writing, referring specifically to the provisions of this Section 7.5 to the Purchaser of the facts relating to its failure to fulfill and/or perform such condition or conditions, and the Purchaser elects to complete the purchase and sale of the Purchased Shares, except as otherwise agreed by the Purchaser and the Vendors, the Vendors will not be liable to the Purchaser hereunder for breach of any covenant, representation or warranty in respect of the matter so disclosed.

         (b) The Vendors covenant and agree that in the event that at the Closing Time, any condition or conditions for the benefit of the Vendors set out in this Article VII have not been fulfilled and/or performed to the reasonable satisfaction of the Vendors and such condition or conditions is or are not reasonably capable of being fulfilled and/or performed or caused to be fulfilled and/or performed by the Purchaser, and the Purchaser has, at or prior to the Closing Time, made complete and accurate disclosure in writing, referring specifically to the provisions of this Section 7.5 to the Vendors of the facts relating to its failure to fulfill and/or perform such condition or conditions, and the Vendors elect to complete the purchase and sale of the Purchased Shares, except as otherwise agreed by the Purchaser and the Vendors, the Purchaser will not be liable to the Vendors hereunder for breach of any covenant, representation or warranty in respect of the matter so disclosed.

                                  ARTICLE VIII
                   COVENANTS OF THE VENDORs AND THE PURCHASER

8.1 Investigations - The Vendors will cause each Filtran Entity to permit the Purchaser and its employees, agents, counsel and accountants and other representatives, between the date hereof and the Closing Time, without interference to the ordinary conduct of the Business, to have free and unrestricted access during normal business hours to the premises and personnel of the Filtran Group, to all the books, accounts, records and other data of the Filtran Group (including, without limitation, all corporate, accounting and tax records, guarantees, agreements, title documentation, surveys, minute books, share certificate books, tax returns and related correspondence, and financial statements of the Filtran Group) and to the properties and assets of each Filtran Entity, and to furnish to the Purchaser such financial and operating data and other information with respect to the Business, legal condition, properties and Assets of the Filtran Group as the Purchaser will from time to time consider necessary or desirable to enable confirmation of the matters represented, warranted and covenanted herein. Without limiting the generality of the foregoing, it is agreed that the accounting representatives of the Purchaser will be afforded ample opportunity to make a full investigation of all aspects of the financial affairs of the Filtran Group and each Filtran Entity.

8.2 Confidentiality - In the event of the termination of this Agreement without consummation of the transactions contemplated hereby, the Purchaser will use its best efforts to keep confidential any information (unless in the public domain) obtained from the Filtran Group and the Vendors. If this Agreement is so terminated, promptly after such termination, all documents, working papers and other written material obtained from one party in connection with this Agreement and not theretofore made public (including all copies thereof), will be returned to the party which provided such material or, in lieu thereof, a certificate in writing confirming that the information in question has been destroyed.

8.3 Non-Waiver - No investigations made by or on behalf of the Purchaser at any time will have the effect of waiving, diminishing the scope of or otherwise affecting any representation, warranty or covenant made by the Vendors herein or in any agreement, certificate or any other document delivered or given pursuant hereto.

8.4 Covenants of the Vendors - The Vendors covenant and agree that the Vendors will do the following:


         (a) Corporate Documents - Forthwith following the execution of this Agreement, the Vendors will supply the Purchaser with the certificates of incorporation and any articles of amendment or amalgamation of each Filtran Entity and all minute and share certificate books of each Filtran Entity. Any deficiencies discovered by the Purchaser following an investigation of such documents, and records, will be corrected to the satisfaction of the Purchaser prior to the Closing Date. A copy of any resolution or by-law passed or minutes of any meeting held by the directors or shareholders of any Filtran Entity between the date hereof and the Closing Date will be delivered to the Purchaser prior to such date.

         (b) Conduct Business in Ordinary Course - Except as otherwise contemplated or permitted by this Agreement, the Vendors will cause each Filtran Entity during the period from the date of this Agreement to the Closing Time, to conduct the Business in the ordinary and usual course thereto and not, without the prior written consent of the Purchaser, to enter into any transaction or do any thing which, if effected before the date of this Agreement, would constitute or would cause a material breach of the covenants, representations and warranties contained herein. On or before the third Business Day prior to Closing, the Vendors will provide the Purchaser with updated management prepared unaudited Interim Financial Statements for the Filtran Group and each Filtran Entity as of March 31, 2002, which will be certified by the Principal and comprehensively reflect all Material Adverse Changes and the financial position of the Filtran Group and each Filtran Entity from the date of the Financial Statements up to such date.

         (c) Correctness of Representations and Warranties - The Vendors will cause each of the covenants, representations and warranties of the Vendors and each Filtran Entity contained herein, including, without limitation, those set out in
                   Article IV, to remain true and correct until and at each of the Effective Date and the Closing Time.

         (d) Continue Insurance - The Vendors will cause each Filtran Entity during the period from the date of this Agreement to the Closing Time, to continue in force and effect, and to renew, when necessary, all existing policies of insurance presently maintained by each Filtran Entity and to give all notices and present all claims under all such policies of insurance in due and timely fashion and to promptly advise the Purchaser of any such claims.

         (e) Perform Obligations - The Vendors will cause each Filtran Entity during the period from the date of this Agreement to the Closing Time, to comply with all laws and other obligations affecting the operation of the Business and to pay, as they become due, all required Taxes and tax installments, including without limitation, income, corporate, retail, excise and realty taxes.

         (f) Transfer of Purchased Shares - The Vendors will take and cause each Filtran Entity to take all necessary steps and proceedings as are necessary to permit all of the Purchased Shares to be duly and regularly transferred to the Purchaser or as it may otherwise direct in writing at the Closing.

         (g) Resignation of Directors and Officers - The Vendors will cause such directors and officers of each Filtran Entity as may be required by the Purchaser to resign in favour of nominees of the Purchaser, such resignations to be effective as at the Closing Time, and will cause the board of directors and officers of each Filtran Entity at the Closing Time to be those persons nominated by the Purchaser provided that, while any amount owing under the Promissory Note (excluding any amounts paid into the Adjustment Escrow) is outstanding, the Purchaser will ensure that the Principal or his nominee shall be entitled to directors of each Filtran Entity.

         (h) Resignation of Auditors - The Vendors will cause Filtran Accountants to resign, such resignation to be effective as at the Closing Time.

         (i) Evidence of Payments of Tax and Title - Upon request, the Vendors will furnish the Purchaser with evidence satisfactory to the Purchaser, acting reasonably, that at the Closing Time there are no arrears of or liabilities for Taxes, rates, assessments or other charges adversely affecting the Assets not shown as accruals or allowances on the Financial Statements, except Taxes, rates, assessments or other charges accruing in the ordinary and usual course of the Business subsequent to the date of the Financial Statements and that at the Closing Time all of the assets of the Filtran Group will be owned by the Filtran Group with good and marketable title thereto, free and clear of all Encumbrances of any nature or kind whatsoever, save and except the Permitted Encumbrances.

         (j) Representation Evidence by the Vendors - Upon request, the Vendors will furnish the Purchaser at the Closing Time with evidence (which may include statutory declarations made by the Vendors and officers of each Filtran Entity) satisfactory to the Purchaser that the facts with respect to each of the representations and warranties of the Vendors and each Filtran Entity contained herein or in any Agreement, certificate or any other document delivered or given pursuant hereto, are true and correct as at each of the Effective Date and the Closing Time, provided that the receipt of such evidence and the closing of the transaction of purchase and sale herein will not act as a waiver of the covenants, representations and warranties of the Vendors and each Filtran Entity contained herein or any agreement, certificate or any other document delivered or given pursuant hereto, which covenants, representations and warranties will continue in full force and effect as provided for herein.

         (k) Payments of Taxes - The Vendors will cause each Filtran Entity, up to the Closing Date, to duly and expeditiously file all Tax Returns required to be filed by it (all such returns being subject to the prior approval of the Purchaser) and, except where otherwise specified by the Purchaser, to promptly pay all Taxes, assessments and governmental charges which are claimed by any governmental authority to be due and owing; not suffer or permit any Filtran Entity, without the prior consent of the Purchaser, to enter into any agreement, waiver or other arrangement providing for an extension of time with respect to the filing of any Tax Return or the payment or assessment of any tax, governmental charge or deficiency.

         (l) No Encumbrances - The Vendor will transfer the Purchased Shares to the Purchaser at the Closing Time free and clear of all Encumbrances of any nature or kind whatsoever.

         (m) Opinion of Counsel for the Vendors and the Filtran Group - The Vendors will cause to be delivered to the Purchaser at the Closing Time an opinion dated the Closing Date, from counsel for the Vendors and each Filtran Entity substantially in the form annexed hereto as Schedule 8.4(m) which shall not include a title opinion in respect of all Real Property and a title opinion in respect of the Real Property located in Ontario substantially in the form annexed hereto as Schedule 8.4(m.1) within 30 days of the Closing Date.

         (n) Release of the Filtran Group - The Vendors will deliver and cause to be delivered to the Purchaser at the Closing Time executed releases by the Vendors and by each director and officer of each Filtran Entity and such other Persons as the Purchaser may specify, each such release to be in the form annexed hereto as Schedule 8.4(n).

         (o) Deliveries and Assurances - The Vendors will deliver and cause to be delivered to the Purchaser at the Closing Time all required deliveries as set out herein, including the Filtran Documents, together with all assurances, transfers, assignments, certificates and other documents as the Purchaser's solicitors consider reasonably necessary or desirable to validly and effectively complete the transactions contemplated by this Agreement including, without limitation, the transfer of the Purchased Shares from the Vendors to the Purchaser.

8.5 Covenants of the Purchaser - The Purchaser covenants and agrees that the Purchaser will do the following:

         (a) Correctness of Representations and Warranties - The Purchaser will cause each of the covenants, representations and warranties of the Purchaser contained herein, including, without limitation, those set out in Article V of this Agreement, to remain true and correct until and at each of the Effective Date and the Closing Time.

         (b) Representation Evidence by the Purchaser - The Purchaser will furnish the Vendors at the Closing Time with evidence (which may include a statutory declaration made by an officer of the Purchaser) satisfactory to the Vendors that the facts with respect to each of the representations and warranties of the Purchaser contained herein are true and correct as at each of the Effective Date and Closing Time, provided that the receipt of such evidence and the closing of the transaction of purchase and sale herein will not act as a waiver of the covenants, representations and warranties of the Purchaser contained herein, which covenants, representations and warranties will continue in full force and effect as provided for herein.

         (c) Opinion of Counsel for the Purchaser - The Purchaser will cause to be delivered to the Vendors and the Filtran Group at the Closing Time an opinion dated the Closing Date, from counsel for the Purchaser in the form annexed hereto as
                   Schedule 8.5(c).

         (d) Deliveries and Assurances - The Purchaser will deliver and caused to be delivered at the Closing Time to the Vendors all required deliveries as set out herein, including the Purchaser Documents, together with all other documents as the Vendors' solicitors consider reasonably necessary or desirable to validly and effectively complete the transactions contemplated by this Agreement.

8.6                Final Balance Sheet

         (a) The Purchaser and the Principal, acting reasonably and in good faith, covenant and agree to fully co-operate to complete the Final Balance Sheet, in form satisfactory to the Purchaser and Principal and their respective auditors, all acting reasonably, within 30 days of the Closing Date (the "Delivery Date"). Unless notice in writing (the "Dispute Notice") is received by either party from the other raising a dispute (the "Dispute") as to the final form or content of the Final Balance Sheet within twenty (20) Business Days of the Delivery Date (the "Deadline"), then the Final Balance Sheet shall be deemed to be final and binding upon all parties to this Agreement. If a Dispute Notice is received by either the Purchaser or the Principal from the other on or before the Deadline, the Dispute shall be settled by an independent chartered accountant (the "Independent Accountant") appointed under this section.

         (b) If a Dispute Notice is received by either the Purchaser or the Principal on or before the Deadline, then the Purchaser and the Principal, acting reasonably and in good faith, shall jointly appoint the Independent Accountant and shall instruct the Independent Accountant to determine the Dispute within thirty (30) days following his appointment. Notwithstanding any other provision herein, the determination of the Independent Accountant as to the Dispute shall be final and binding upon all parties to this Agreement.

         (c) If the Purchaser and the Principal fail to jointly appoint the Independent Accountant on or before the tenth (10th) Business Day following receipt by either of the Dispute Notice, then the Purchaser and the Principal shall within a further five (5) Business Days, each appoint one arbitrator. The arbitrators so appointed shall then meet and appoint an Independent Auditor. In the event that either the Purchaser or the Principal fails to appoint an arbitrator within the required time period, then the sole arbitrator appointed shall be entitled to select the Independent Accountant.

         (d) The Independent Accountant shall have access to the books, accounts, records, vouchers, cheques, papers and documents of, or which may in any manner whatsoever affect the Filtran Group. The Principal and the Purchaser shall co-operate with the Independent Accountant and shall provide all information and documents reasonably requested by the Independent Accountant.

         (e) All reasonable fees, disbursements and other costs and expenses associated with the determination of the Dispute by the Independent Accountant in accordance with the provisions of this Article VIII shall be borne equally by the Purchaser and the Principal.

                                   ARTICLE IX
                     SURVIVAL OF REPRESENTATIONS, WARRANTIES
                   AND COVENANTS OF THE VENDORs AND PURCHASER

9.1 Survival of Representations, Warranties and Covenants of the Vendors - The representations, warranties and covenants of the Vendors contained in this Agreement or in any agreement, certificate or any other document delivered or given pursuant to this Agreement will survive the completion of the transactions contemplated by this Agreement and, notwithstanding such completion or any investigation made by or on behalf of the Purchaser, will continue in full force and effect for the benefit of the Purchaser as to tax matters until the expiry of any reassessment or appeal periods, as to matters relating to title to the Purchased Shares, the Business or Assets or relating to environmental matters, for a period of five (5) years from the Closing Date, and as to all other matters for a period of two (2) years from the Closing Date, subject to Article X. Notwithstanding the foregoing, if a clean environmental report is obtained in respect of the Real Property prior to the first anniversary of the Closing Date (e.g. does not advise that any Filtran Entity is potentially responsible for a domestic or foreign federal, provincial, municipal, state or local clean-up or remediation as a result of Hazardous Substances or for any other remedial or corrective action whatsoever under an Environmental Law), the representations, warranties and covenants of the Vendors contained in this Agreement relating to environmental matters only shall expire as of the date of such report.

9.2 Survival of Representations, Warranties and Covenants of the Purchaser - The covenants, representations and warranties of the Purchaser contained in this Agreement or in any agreement, certificate or any other document delivered or given pursuant to this Agreement will survive the completion of the transactions contemplated by this Agreement and, notwithstanding such completion or any investigation made by or on behalf of the Vendors, will continue in full force and effect for the benefit of the Vendors for a period of two (2) years from the Closing Date, subject to Article X. Notwithstanding the foregoing, all covenants of the Purchaser or the Filtran Group in connection with the payment of the Promissory Note and any security over any assets of the Filtran Group granted by the Purchaser or any Filtran Entity as collateral security for the Promissory Note shall survive until the Promissory Note has been paid in full in accordance with its terms and subject to the Adjustments, if any, or otherwise satisfied pursuant to the realization of such collateral security.

                                    ARTICLE X
                                 INDEMNIFICATION

10.1 Principal to Indemnify - Subject to the limitations hereinafter provided in this Article X, the Principal covenants and agrees to indemnify and save harmless the Purchaser and each Filtran Entity, their respective officers, directors, shareholders, lenders and affiliates, of and from (collectively, the "Claims"):

         (a)       any Excluded Liability;

         (b) all contingent Liabilities which any Filtran Entity or the Purchaser becomes obligated to pay, existing at the Closing Time, not disclosed or reflected in the Financial Statements or elsewhere in this Agreement (including the Schedules hereto);

         (c) any assessment or reassessment for Taxes for any period up to and including the Closing Date for which no adequate reserve has been provided and disclosed or reflected in the Interim Financial Statements or which arises in the ordinary and usual course of business during the period form the last day covered by the Interim Financial Statements to the Closing Date, except to the extent that the assessment or reassessment disallows an expense or a deduction claimed by any Filtran Entity the amount of which said Filtran Entity is or will be entitled, for any subsequent taxation year, to claim as capital cost allowances pursuant to the regulations to the ITA or claim as an expense or other deduction in computing its income under the ITA in which case the Principal will bear the full risks of any interest or penalties attributable to such timing difference;

         (d) any loss suffered by the Purchaser or any Filtran Entity as a result of any breach of any representation or warranty or non-fulfilment of any covenant or agreement of any of the Vendors or any Filtran Entity contained in this Agreement or in any agreement, certificate or other document delivered or given pursuant to this Agreement;

         (e) any claims by or liabilities to any third party with whom the Vendors or any Filtran Entity or their respective agents and affiliates have had discussions regarding the disposition of the Purchased Shares made or incurred in relation to or as a result of or in connection with the consummation of the transactions contemplated by this Agreement; and

         (f) all claims, actions, causes of action, damages, losses, liabilities, demands, costs and expenses (including legal expenses on a solicitor-client basis) in respect of the foregoing.

Subject to the limitations hereinafter provided in this Article X, the liability of the Principal under this Section 10.1 will cease upon the expiration of the respective limitation periods set out in Article IX unless the Principal will have been given notice by the Purchaser of any Claim hereunder pursuant to this
Section 10.1 prior to such date in which event the limitation period will not apply with respect to such claim.

10.2 Notification to Vendors - The Purchaser will forthwith notify the Principal of any debts, liabilities, contracts, engagements, assessments, reassessments or losses, or other amounts for which the Vendors may be liable under Section 10.1 and the Principal will have the right to participate in any negotiations with respect thereto. If any Filtran Entity receives an assessment or reassessment in respect of which the indemnity of the Principal hereunder may extend or relate, the Purchaser will cause such Filtran Entity forthwith after receipt thereof to deliver to the Principal a copy of such assessment or reassessment and the Purchaser will notify the Principal of its Claim, if any, against the Principal under the within indemnity within 45 days after receipt of such assessment or reassessment and the Purchaser will be entitled to take all action necessary to preserve any Filtran Entity's right to object to the assessment or reassessment.

10.3 Right of Vendors to Defend - The Principal will at all times have the right at his sole and only expense to participate in any negotiations regarding, and dispute and contest in the name of any Filtran Entity, any Claim for amounts for which the Principal may be liable under Section 10.1 and so long as the Principal is defending such claim in good faith, the Purchaser will not settle or compromise the same; provided, however, that with respect to any assessment or reassessment for income, corporate, sales, excise or other tax, the right of the Principal to so contest will only apply after the payment of any such assessment or reassessment by the Principal on behalf of any Filtran Entity if payment is, at law, a pre-condition to the right to contest the assessment or reassessment. If the Principal does not elect to defend such claim, the Purchaser will have no obligation to do so. The payment of any such assessment or reassessment by the Principal on behalf of any Filtran Entity will be repaid to the Principal if repaid by the taxing authority, together with any interest thereon paid by the taxing authority; provided, however, that notwithstanding anything elsewhere contained in this Section 10.3, if any such contest or settlement will also involve matters which could affect the future tax liabilities of any Filtran Entity or the Purchaser, then any such contest or settlement must be handled or conducted to the mutual satisfaction and agreement of the Principal, the Filtran Entities and the Purchaser. The Purchaser will fully cooperate and will cause each Filtran Entity to fully cooperate with the Principal and its counsel in any proceedings with respect to any such amounts and will give the Principal reasonable access to all documents relating thereto.

10.4 Purchaser to Indemnify - Subject to the limitations hereinafter provided in this Article X, the Purchaser covenants and agrees to indemnify and save harmless the Vendors of and from:

         (a) any loss suffered by the Vendors as a result of any breach of representation, warranty or covenant of the Purchaser contained in this Agreement or in any agreement, certificate or other document delivered or given pursuant to this Agreement; and

         (b) all claims, actions, causes of action, damages, losses, liabilities, demands, costs and expenses (including legal expenses on a solicitor-client basis) in respect of the foregoing.

Subject to the limitations hereinafter provided in this Article X, the liability of the Purchaser under this Section 10.4 will cease upon the expiration of the respective limitation periods set out in Article IX unless the Purchaser will have been given notice of any claim hereunder by the Vendors pursuant to this
Section 10.4 prior to such date in which event the limitation period will not apply with respect to such claim.

10.5 Notification to Purchaser - The Vendors will cause the Principal to forthwith notify the Purchaser of any amounts for which the Purchaser may be liable under Section 10.4 and the Purchaser will have the right to participate in any negotiations with respect thereto.

10.6 Right of Purchaser to Defend - The Purchaser will at all times have the right in its sole and only expense to participate in any negotiations regarding, and dispute and contest in the name of the Vendors, any claim for amounts for which the Purchaser may be liable under Section 10.4 and so long as the Purchaser is defending such claim in good faith, the Vendors will not settle or compromise the same. If the Purchaser does not elect to defend such claim, the Vendors will have no obligation to do so. The Vendors will fully cooperate with the Purchaser and its counsel in any proceedings with respect to any such amounts and will give the Purchaser reasonable access to all documents relating thereto.

10.7     LIMITATIONS

         (a) Nothing contained in this Agreement, including without limitation, Section 9.1, will limit the liability of any of the Vendors to the Purchaser or to any Filtran Entity by reason of any fraudulent breach made by a Vendor or a Filtran Entity of a representation or warranty contained in this Agreement or in any agreement, certificate or other document delivered or given pursuant to this Agreement, or limit the time within which a claim hereunder on account of such fraudulent breach may be made.

         (b) Nothing contained in this Agreement, including without limitation, Section 9.2, will limit the liability of the Purchaser to any of the Vendors by reason of any fraudulent breach of any representation or warranty made by the Purchaser contained in this Agreement or in any agreement, certificate or other document delivered or given pursuant to this Agreement, or limit the time within which a claim hereunder on account of such fraudulent breach may be made.

         (c) The Purchaser agrees that the Principal and Vendors shall have no liability under this Article X for any Claim unless and until the aggregate value of all Claims exceeds $50,000.

         (d) Any amount recoverable by the Purchaser under this Article X shall be limited to the Purchase Price actually paid by the Purchaser and no individual Vendor shall be responsible to pay an amount in excess of the following proportions of the Purchase Price actually paid by the Purchaser as set out below:

                         Vendor                             Maximum %
                         ------                             ---------
                         Phillip Walter White                   27.25%
                         Rose Mary White                         6.29%
                         Brian Kenneth White                     2.32%
                         Coranne Adele White                     9.70%
                         Edna Grace Trepannier                   2.32%
                         Jane Murphy                             7.30%
                         Doreen White                           20.13%
                         Derek White                            13.72%
                         Gillian Pershaw                         10.98
                                                              --------
                         TOTAL                                    100%

         (e) The Vendors' liability under this Article X shall be the sole remedy of the Purchaser under this Agreement for any breach by the Vendors of any covenant, representation or warranty given under this Agreement or in any document delivered in connection therewith and may be realized upon and satisfied through an Adjustment.

                                   ARTICLE XI
                                     CLOSING

11.1 Closing - The sale and purchase of the Purchased Shares hereunder will be completed at the Closing Time at the offices of LaBarge Weinstein, Xerox Tower, 333 Preston Street, 11th Floor, Ottawa, Ontario K1S 5N4,
Attention: Lawrence Weinstein or at such other location as may be mutually agreed upon by the parties hereto.

11.2 Tender - Any tender of documents or money hereunder may be made upon the parties hereto or their respective counsel and money may be tendered by official bank draft drawn upon a Canadian chartered bank or by negotiable cheques payable in Canadian funds and certified by a Canadian chartered bank or trust company.

11.3 Filtran Documents - On Closing, the Vendors and, as applicable, the Principal and each Filtran Entity, shall deliver or cause to the delivered to the Purchaser the following documents (the "Filtran Documents"):

         (a) share certificates representing the Purchased Shares duly endorsed in blank for transfer, together with a duly executed stock transfer document;

         (b) a certified copy of a resolution of the board of directors of each Filtran Entity authorizing and approving the entering into of this Agreement and completion of the transactions contemplated thereby including, without limitation, the transfer of the Purchased Shares from the Vendors to the Purchaser;

         (c) newly issued share certificate representing fully paid non-assessable common shares in the capital stock of each Filtran Entity (other than Filtran Canada which is wholly owned by TCCL) registered in the name of the Purchaser;

         (d) certificates of each Vendor, except Brian Kenneth White and Edna Grace Trepannier, certifying that none of them are non-residents within the meaning of Section 116 of the Income Tax Act (Canada);

         (e) a certificate of each of the Vendors and each Filtran Entity dated as of the Closing Date certifying that, except as noted in such certificate:

                   (i) all the representations, warranties and covenants of each of the Vendors and each Filtran Entity set forth in this Agreement are true and correct as at the Closing Date; and

                   (ii) all the terms, covenants and agreements set forth in the Agreement to be complied with or performed by the Vendors and each Filtran Entity at or prior to the Closing Date have been complied with or performed by the Vendors and/or each Filtran Entity, as the case may be, at or prior to the Closing Date;

         (f) a certificate of an authorized signing officer of each Filtran Entity attaching an incumbency certification of all officers and directors of each Filtran Entity, respectively;

         (g) resignations and releases duly executed by each officer and director of each Filtran Entity and the Vendors required pursuant to subsections 8.4(g) and (n) of this Agreement effective as of the Closing Date;

         (h) a legal opinion in respect of each Filtran Entity and the Vendors in the form contemplated in subsection 8.4(m) of this Agreement and a personal undertaking to deliver a title opinion in the form contemplated in subsection 8.4(m) within 30 days of Closing;

         (i) copy of the escrow agreement contemplated in Article XII of this Agreement duly executed by the Principal and LaBarge Weinstein; and

         (j) all assurances, transfers, assignments and other documents as the Purchaser's solicitors may consider reasonably necessary or desirable to validly and effectively complete the transactions contemplated hereby including the transfer of the Purchased Shares to the Purchaser.

11.4 Purchaser Documents - On Closing, the Purchaser shall deliver or cause to be delivered to the Principal the following documents (the "Purchaser Documents"):

         (a)       the certified funds referred to in subsection 3.1(c)(i);

         (b)       Promissory Note duly executed by the Purchaser;

         (c)       Pledge Agreement duly executed by the Purchaser;

         (d) Collateral Mortgage duly executed by the Filtran Entities (as appropriate);

         (e)       GSA duly executed by each Filtran Entity;

         (f) personal undertaking to deliver an Assignment and/or Charge on the Lands located in the City of Ogdensburg subject to Permitted Encumbrances in a form mutually satisfactory to counsel for the Principal and for the Purchaser, acting reasonably, within 30 days of Closing, the form of such Charge to be drafted by counsel to the Principal and reviewed by counsel to Purchaser;

         (g) copy of the escrow agreement contemplated in Article XII of this Agreement duly executed by the Purchaser;

         (h) a legal opinion in respect of the Purchaser in the form contemplated in subsection 8.5(c) of this Agreement;

         (i) a certificate of an authorized signing officer of the Purchaser attaching an incumbency certification of all officers and directors of the Purchaser; and

         (j) all assurances, transfers, assignments and other documents as the Vendors' solicitors may consider reasonably necessary or desirable to validly and effectively complete the transactions contemplated herein.

                                  ARTICLE XII
                                ESCROW ADJUSTMENT

12.1 Escrow - The parties hereby agree that any Adjustment Amount shall be delivered as soon as reasonably practicable by the Purchaser to LaBarge Weinstein, as escrow agent (the "Escrow Agent") for deposit into escrow, which delivery shall be deemed to be an equal payment on account of the Principal Sum of the Promissory Note as if paid directly to the Principal or the Vendors. Any Adjustment Amount so delivered to LaBarge Weinstein shall be invested during the escrow period in accordance with the terms of an escrow agreement substantially in the form attached hereto as Schedule 12.1(b), which shall include the terms of release of the Adjustment Amount, together with all accrued interest thereon.

                                  ARTICLE XIII
                                   ARBITRATION

13.1 Dispute Resolution - Unless otherwise stated, any dispute, controversy, or claim arising out of or relating to this Agreement, or the breach, termination, or invalidity thereof, will be resolved in accordance with the arbitration procedures in Section 13.2 of this Agreement.

13.2               Arbitration

         (a) Arbitration proceedings shall be governed by the Province of Ontario's Arbitration Act, 1991 (the "Act").

         (b) The arbitration shall take place before a single arbitrator in the City of Ottawa.

         (c) Any party to the Agreement (the "Applicant") may commence arbitration by delivering a written notice (a "Complaint") to the party or parties against whom the Applicant seeks relief (the "Respondent(s)"). In the Complaint, the Applicant shall describe the substance of the matter which is submitted to arbitration and name three (3) persons whom the Applicant is prepared to nominate as arbitrator, each of such persons to be qualified by education and training to pass upon the particular matter in dispute (an "Approved Arbitrator"). Within seven (7) days of the receipt of the Complaint, the Respondent shall by written notice to the Applicant select one of the three (3) persons named by the Applicant or provide the Applicant with a list of three (3) persons who are Approved Arbitrators. Within seven (7) days of receipt of the Respondent's list, by written notice to the Respondent, the Applicant shall select one of such persons, or provide a further list of three (3) Approved Arbitrators. The parties shall continue to exchange lists of three (3) Approved Arbitrators in this fashion until an Approved Arbitrator is selected. If the Parties are unable to agree upon an Approved Arbitrator within twenty (20) days of the receipt by the Respondent of the Complaint, any party may apply to a judge of the Ontario Superior Court to appoint the Approved Arbitrator in accordance with Section 10 of the Act.

         (d) The Approved Arbitrator, once appointed, shall proceed immediately to hear and determine the matter or matters in dispute in accordance with the Act. The award of the Approved Arbitrator shall be made within ninety (90) days after the appointment of the Approved Arbitrator, subject to any extended date to be agreed by the parties or any reasonable delay due to unforeseen circumstances. Unless otherwise agreed by the parties, the Approved Arbitrator shall determine the conduct of the arbitral proceedings including the exchange of statements of claim and defence, the need for documentary and oral discovery and whether to hold oral hearings with a presentation of evidence or oral argument so that the award may be made within the time period set out above. Notwithstanding the foregoing, in the event that the Approved Arbitrator fails to make an award within 120 days after his or her appointment, then any of the parties concerned may elect to have a new Approved Arbitrator appointed in like manner to that set out above.

         (e) The award of the Approved Arbitrator shall be in writing and signed by the Approved Arbitrator and shall state the reasons upon which it is based. Any requests for correction or interpretation of the award under Section 44 of the Act shall be made within seven (7) days of receipt of the award. The Approved Arbitrator shall make any necessary correction or additional award (the "Final Award") within twenty (20) days of any request for correction or interpretation.

         (f) A party to the Arbitration (the "Appellant") may appeal an award or Final Award on a question of law by delivering a written notice of appeal ("Notice of Appeal") to the party opposite (the "Appeal Respondent") within ten (10) days of receipt of the award or the Final Award. With the Notice of Appeal, the Appellant shall name three (3) persons whom the Appellant is prepared to nominate as appeal arbitrators, each of such persons to be a former appellate judge of the Ontario Court of Appeal or the Supreme Court of Canada (an "Appeal Arbitrator"). Within seven (7) days of the receipt of the Notice of Appeal, the Appeal Respondent shall by written notice to the Appellant select one or more of the three (3) persons named by the Appellant or provide the Appellant with a list of three (3) persons who are Appeal Arbitrators. Within seven (7) days of receipt of the Appeal Respondent's list, by written notice to the Appeal Respondent, the Appellant shall select one or more of such persons and/or provide a further list of three (3) Appeal Arbitrators. The parties shall continue to exchange lists of three (3) Appeal Arbitrators in this fashion until three (3) Appeal Arbitrators are selected. If the parties are unable to agree upon three (3) Appeal Arbitrators within thirty (30) days of the initial receipt by the Appeal Respondent of the Notice of Appeal, each party shall appoint one Appeal Arbitrator, and the two Appeal Arbitrators thus appointed shall appoint a third Appeal Arbitrator. Where a party fails to act as required under this subparagraph or the two Appeal Arbitrators fail to agree on the third Appeal Arbitrator within ten (10) days of their appointment, any party may request the Ontario Superior Court to take the necessary measure as if Section 10 of the Act were applicable. There shall be no appeal on the decision of the Court on such a matter.

         (g) Where an appeal is taken, the award of the Appeal Arbitrators shall be final and binding upon the parties and there shall be no further right of appeal. The award of the Appeal Arbitrators shall be an arbitral award under the Act.

         (h) The compensation and expenses of the Approved Arbitrator and the Appeal Arbitrators (subject to any awards of costs) shall be paid equally by the parties to the arbitration.

         (i) The arbitration, any appeal, any awards and all proceedings in relation thereto shall be private and confidential between the parties except to the extent that any disclosure is necessary for the purpose of any court proceedings under this Agreement or the Act.

                                  ARTICLE XIV
                                     GENERAL

14.1 Termination of Letter of Intent - Each of the parties hereto acknowledge and agree with each other that upon execution by all parties of this Agreement, the Letter of Intent shall terminate and be of no further force or legal effect and each party hereby forever waives without recourse any and all rights or claims to which it/he/she may become entitled under the terms of the Letter of Intent.

14.2 Public Notices - The parties hereto hereby agree that all press releases, public announcements, notices to third parties and all other publicity concerning the transactions contemplated by this Agreement will be jointly prepared, planned and co-ordinated and no party hereto will act unilaterally in this regard without the prior approval of the other, such approval not to be unreasonably withheld, unless such disclosure will be required to meet timely disclosure obligations of any party under applicable securities laws and stock exchange rules in circumstances where prior consultation with the other party is not practicable.

14.3 Expenses - All costs and expenses, including legal, accounting and broker fees and commissions, incurred in connection with this Agreement and the transactions contemplated hereby will be paid by the party incurring such expenses. Notwithstanding the foregoing, the reasonable accounting expenses incurred by the Vendors in connection with this transaction as verified by duly issued invoices shall be paid by the Filtran Group within 30 days of receipt of such invoices. For greater certainty, all legal expenses incurred by the Vendors in connection with this transaction , including those of LaBarge Weinstein, shall remain the liability of the Vendors and not the Purchaser or any Filtran Entity after Closing.

14.4 Time - Time will be of the essence of this Agreement and of every part hereof and no extension or variation of this Agreement will operate as a waiver of this provision.

14.5 Notices - All payments and communications which may be or are required to be given by either party to the other herein, will (in the absence of any specific provision to the contrary) be in writing and delivered or sent by prepaid registered mail or telecopier to the parties at their following respective addresses:

                  to the Purchaser:

                  API ELECTRONICS GROUP INC.
                  Suite 1400 - 505 University Avenue,
                  Toronto, Ontario  M5G 1X3

                  Attention:    Jason DeZwirek
                  Fax No.       416-593-4658

                  with copies to:

                  WEIRFOULDS LLP
                  Suite 1600 - 130 King Street West,
                  Toronto, Ontario  M5X 1J5

                  Attention:    Wayne Egan
                  Fax No.       416-365-1876

                  To the Vendors, the Principal and the Filtran Group:

                  Filtran Ltd.
                  229 Colomade Road,
                  Nepean, Ontario  K2E 7K3

                  Attention:    Philip White
                  Fax No.       613-226-7124

                  with copies to:

                  Philip White
                  3 Eleanor Drive
                  Ottawa, Ontario  K2E 7K3

                  and to:

                  LaBarge Weinstein
                  Xerox Tower
                  333 Preston Street
                  11th Floor
                  Ottawa, Ontario  K1S 5N4

                  Attn:         Lawrence Weinstein
                  Fax No.       613-231-3900,

                  and if any such payment or communication is sent by prepaid registered mail, it will, subject to the following sentence, be conclusively deemed to have been received on the third business day following the mailing thereof and, if delivered or telecopied, it will be conclusively deemed to have been received at the time of delivery or transmission. Notwithstanding the foregoing provisions with respect to mailing, in the event that it may be reasonably anticipated that, due to any strike, lock-out or similar event involving an interruption in postal service, any payment or communication will not be received by the addressee by no later than the third Business Day following the mailing thereof, then the mailing of any such payment or communication as aforesaid will not be an effective means of sending the same but rather any payment or communication must then be sent by an alternative means of transportation which it may reasonably be anticipated will cause the payment or communication to be received reasonably expeditiously by the addressee. Either party may from time to time change its address hereinbefore set forth by notice to the other of them in accordance with this section.

14.6 Governing Law - This Agreement and the rights and obligations and relations of the parties hereto will be governed by and construed in accordance with the laws of the Province of Ontario and the federal laws of Canada applicable therein (but without giving effect to any conflict of laws rules). The parties hereto agree that the Courts of Ontario will have jurisdiction to entertain any action or other legal proceedings based on any provisions of this Agreement. Each party hereto does hereby attorn to the jurisdiction of the Courts of the Province of Ontario.

14.7 Headings - The index to and headings in this Agreement and in the Schedules hereto are inserted solely for convenience of reference and do not affect the interpretation thereof or define, limit or construe the contents of any provision of this Agreement.

14.8 Assignment - Neither this Agreement nor any rights or obligations hereunder will be assignable by any party hereto without the prior written consent of each of the other parties, which consent may be unreasonably withheld. Subject thereto, this Agreement will enure to the benefit of and be binding upon the parties hereto and their respective successors (including any successor by reason of amalgamation of any party hereto) and permitted assigns.

14.9 Entire Agreement - With respect to the subject matter of this Agreement, this Agreement (a) sets forth the entire agreement between the parties hereto and any persons who have in the past or who are now representing either of the parties hereto, (b) supersedes all prior understandings and communications between the parties hereto or any of them, oral or written, including, without limitation, the Letter of Intent and (c) constitutes the entire agreement between the parties hereto. Each party hereto acknowledges and represents that this Agreement is entered into after full investigation and that no party is relying upon any statement or representation made by any other which is not embodied in this Agreement. Each party hereto acknowledges that he or it will have no right to rely upon any amendment, promise, modification, statement or representation made or occurring subsequent to the execution of this Agreement unless the same is in writing and executed by each of the parties hereto.

14.10 Further Assurances - The parties hereto will with reasonable diligence do all such things and provide all such reasonable assurances as may be required to consummate the transactions contemplated hereby, and each party hereto will provide such further documents or instruments required by the other party as may be reasonably necessary or desirable to effect the purpose of this Agreement and carry out its provisions whether before, at or after the Closing Time.

14.11 Counterparts - This Agreement may be executed in any number of counterparts in original or by facsimile and all such counterparts will for all purposes constitute one agreement, binding on the parties hereto, provided each party hereto has executed at least one counterpart, and each will be deemed to be an original, notwithstanding that all parties are not signatory to the same counterpart.

14.7 Waiver - The failure of any party to this Agreement to enforce at any time any of the provisions of this Agreement or any of its rights in respect thereto or to insist upon strict adherence to any term of this Agreement will not be considered to be a waiver of such provision, right or term or in any way to affect the validity of this Agreement or deprive the applicable party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement. The exercise by any party to this Agreement of any of its rights provided by this Agreement will not preclude or prejudice such party from exercising any other right it may have by reason of this Agreement or otherwise, irrespective of any previous action or proceeding taken by it hereunder. Any waiver by any party hereto of the performance of any of the provisions of this Agreement will be effective only if in writing and signed by a duly authorized representative of such party.

14.13 Negotiation - This Agreement has been negotiated and approved by counsel on behalf of all parties hereto and, notwithstanding any rule or maxim of construction to the contrary, any ambiguity or uncertainty will not be construed against any party hereto by reason of the authorship of any of the provisions hereof.

                  IN WITNESS WHEREOF the parties hereto have hereunto duly executed this Agreement as of the day and year first above written.

                                           API ELECTRONICS GROUP INC.

SIGNED, SEALED AND DELIVERED               Per:
                                               ---------------------------------
in the presence of:                            Name:
                                               Title:

                                           I have the authority to bind the
                                           Corporation.

------------------------------             -------------------------------------
Witness                                    PHILIP WALTER WHITE

------------------------------             -------------------------------------
Witness                                    ROSE MARY WHITE

------------------------------             -------------------------------------
Witness                                    BRIAN KENNETH WHITE

------------------------------             -------------------------------------
Witness                                    CORANNE ADELE WHITE

------------------------------             -------------------------------------
Witness                                    EDNA GRACE TREPANNIER

------------------------------             -------------------------------------
Witness                                    JANE MURPHY

------------------------------             -------------------------------------

------------------------------             -------------------------------------
Witness                                    DOREEN WHITE

------------------------------             -------------------------------------
Witness                                    DEREK WHITE

------------------------------             -------------------------------------
Witness                                    GILLIAN PERSHAW

                                           FILTRAN INC.


                                           Per:
                                               ---------------------------------
                                               Name:
                                               Title:

                                           I have the authority to bind the
                                            Corporation.

                                           FILTRAN LIMITED


                                           Per:
                                               ---------------------------------
                                               Name:
                                               Title:

                                               I have the authority to bind the
                                               Corporation.

                                               CANADIAN DATAPLEX LTD.

                                           Per:
                                               ---------------------------------
                                               Name:
                                               Title:

                                           I have the authority to bind the
                                           Corporation.

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                                      -55-

                                           TACTRON COMMUNICATIONS
                                           (CANADA) LIMITED


                                           Per:
                                               ---------------------------------
                                               Name:
                                               Title:

                                           I have the authority to bind the
                                           Corporation.